UNIVAR INC.

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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UNIVAR INC.
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2019 Annual Meeting Notice
and Proxy Statement
May 8, 2019

A Message from our President and CEO
March 25, 2019
Dear Fellow Stockholders:
The Board of Directors is pleased to invite you to attend the 2019 Annual Meeting of Stockholders of Univar Inc. (“Univar” or the “Company”). The meeting will be held on Wednesday, May 8, 2019, at 9:30 a.m., (Central Time), at Univar Inc., 3075 Highland Parkway, First Floor Conference Room, Downers Grove, Illinois 60515.

The enclosed Notice of the Annual Meeting of Stockholders and Proxy Statement contain details about the business to be conducted at the meeting. You may also read the Notice of the Annual Meeting of Stockholders and Proxy Statement on Univar’s website at www.univarsolutions.com/investors or by entering the control number you received at www.proxypush.com/UNVR. Your control number is located either on the notice of Internet availability of proxy materials you received or, if you requested a hard copy, your enclosed proxy card. To assure that your shares are represented at the meeting, the Board of Directors urges you to vote your shares by proxy, whether by mail, telephone or the Internet.

Sincerely,

David C. Jukes, President and Chief Executive Officer

UNIVAR - 2019 Proxy Statement - 1

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 8, 2019

To the Stockholders of Univar Inc.:
The Annual Meeting of Stockholders of Univar Inc. will be held on Wednesday, May 8, 2019, at 9:30 a.m., at 3075 Highland Parkway, First Floor Conference Room, Downers Grove, Illinois 60515, for the following purposes (which are more fully explained in the Proxy Statement):
(i) elect the Directors named in the accompanying proxy statement for a one year term;
(ii) vote, on an advisory basis, regarding the compensation of the executive officers described in Univar’s Proxy Statement;
(iii) ratify the Audit Committee’s selection of Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm to audit Univar’s financial statements for the year ending December 31, 2019; and
(iv) transact any other business properly brought before the meeting.

The Notice of the Annual Meeting of Stockholders and Proxy Statement contains details about the business to be conducted at the meeting. You may also read the Notice of the Annual Meeting of Stockholders and Proxy Statement on Univar’s website at www.univarsolutions.com/investors or at www.proxypush.com/UNVR.

You are eligible to vote if you were a shareholder of record at the close of business on March 11, 2019. To assure that your shares are represented at the meeting, the Board of Directors urges you to vote your shares by proxy, telephone or Internet. If you are able to attend the meeting and wish to vote your shares in person, you may do so at any time before the polls close at the meeting.

Stockholders are first being notified of this Notice of Annual Meeting, which contains instructions on how to access this Proxy Statement, the form of proxy and the Company’s 2018 Annual Report, on or about March 27, 2019. This Notice of Annual Meeting, the Company’s 2018 Annual Report and this Proxy Statement were posted in an easily readable and printable format on the Univar Inc. website, www.univarsolutions.com/investors, on or about March 27, 2019.
By Order of the Board of Directors of Univar Inc.,
Jeffrey W. Carr, Senior Vice President, General Counsel and Corporate Secretary

UNIVAR - 2019 Proxy Statement - 2

Proxy Statement Summary

This is a summary of certain information in this Proxy Statement. As it is only a summary, please refer to the complete Proxy Statement and Univar’s 2018 Annual Report before you vote. Your vote is important.

Annual Meeting Information

Date and Time	Wednesday, May 8, 2019, at 9:30 a.m. (Central Time)
Place	Univar Inc., 3075 Highland Parkway, First Floor Conference Room Downers Grove, Illinois 60515
Record Date	March 11, 2019
Voting instructions For Registered Stockholders	Internet - www.proxypush.com/UNVR by following the instructions on the Notice or proxy card,
Telephone - U.S. or Canada 1 (866) 895-6933,
Mail - completing, signing and returning in the postage-paid envelope provided.
Voting for Stockholders holding through a Broker or Bank	Please follow the directions from your bank or broker.
Agenda for the Annual Meeting and Voting Recommendation

Proposal	Board’s Recommendation
Election of five Directors	FOR
Advisory vote regarding the compensation of the Company's executive officers	FOR
Ratification of Ernst & Young as Univar’s independent registered public accounting firm for 2019	FOR
Director Nominees - Term to expire in 2020

Name	Director Since	Board Committees
Mark J. Byrne	2014	None
David C. Jukes	2018	None
Kerry J. Preete	2018	Compensation
William S. Stavropoulos	2010	None
Robert L. Wood	2016	Audit, Compensation

UNIVAR - 2019 Proxy Statement - 3

General Information About the Meeting
What is the purpose of the Annual Meeting?
At the Annual Meeting, stockholders will vote upon several important Company matters. In addition, management will report on the Company’s performance over the last fiscal year and respond to questions from stockholders.
Why are these materials being made available to me?
The Board made this Proxy Statement and the accompanying proxy card available to you because it is soliciting your proxy to vote your shares at the Annual Meeting. As a shareholder, you are invited to attend the Annual Meeting and are entitled to vote on the items of business described in this Proxy Statement.
Why did I receive a one-page Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
As permitted by Securities and Exchange Commission (“SEC”) rules, the Board is making this Proxy Statement and the Annual Report available to stockholders electronically via the Internet. On or about March 27, 2019, the Company first mailed to stockholders a notice containing instructions on how to access this Proxy Statement, Annual Report and vote by mail, telephone or Internet (the "Notice"). If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail, unless you request a copy. If you would like to receive a paper copy of the proxy materials, at no charge, please write to Univar Inc., c/o Investor Relations, 3075 Highland Parkway, Suite 200, Downers Grove, Illinois 60515. The Notice instructs you on how to access and review all of the information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy by telephone or Internet. If you received a Notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials contained in the Notice.
Who may attend the Annual Meeting?
All stockholders of record as of March 11, 2019, or their duly appointed proxies, may attend the meeting. Seating is limited and admission is on a first-come, first-served basis. Each shareholder will be asked to present valid government-issued picture identification, such as a driver’s license, before being admitted to the meeting. Please note that if you hold shares in a “street name” (that is, in a brokerage account or through a bank or other nominee), you will need to bring a copy of a statement reflecting your share ownership as of March 11, 2019 and check in at the registration desk at the meeting.

UNIVAR - 2019 Proxy Statement - 4

What am I voting on?
You will be voting on the following items of business at the Annual Meeting:

•	the election of five Directors;

•	a non-binding advisory vote regarding the compensation of the executive officers described in this Proxy Statement; and

•	the ratification of the Audit Committee’s selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;
The Company will also consider other business that properly comes before the meeting.
Who may vote?
You may vote if you owned Univar common stock as of the close of business on the record date, March 11, 2019. Each share of Univar common stock is entitled to one vote. As of March 11, 2019, Univar had 169,699,392 shares of common stock outstanding.
How does the Board of Directors recommend that I vote?
The Company’s Board of Directors unanimously recommends that you vote your shares “FOR” each of the nominees named in this Proxy Statement for election to the Board, “FOR” the advisory (non-binding) vote approving the compensation of the Company’s executive officers and “FOR” the ratification of Ernst & Young as the Company’s independent registered public accounting firm.
How do I vote before the meeting?
There are three ways to vote before the meeting if you do not hold your shares through a bank or broker:

•	By Internet—If you have Internet access, the Board encourages you to vote at www.proxypush.com/UNVR by following instructions on the Notice or proxy card;

•	By Telephone—As instructed on the Notice or proxy cards by making a toll-free telephone call from the U.S. or Canada to 1 (866) 895-6933; or

•	By Mail—If you received your proxy materials by mail, you can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.
If you hold your shares in the name of a bank or broker, your ability to vote by Telephone or the Internet depends on their voting processes. Please follow the directions you receive from your bank or brokerage firm.
May I vote confidentially?
Your proxy will not be available for examination nor will your vote be disclosed prior to the tabulation of the final vote at the Annual Meeting except to meet applicable legal requirements, to allow the independent election inspectors to count and certify the results of the vote and where there is a proxy solicitation in opposition to the Board of Directors, based upon an opposition proxy statement filed with the Securities and Exchange Commission ("SEC"). The independent election inspectors may at any time inform the

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Company whether or not a shareholder has voted. The Company will hold proxy cards and ballot cards after the election and they may not be held in confidence.
Can I vote at the meeting?
Shares registered directly in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held in street name may be voted in person only if you obtain a legal proxy from the bank, broker or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, you are encouraged to vote your shares by proxy. You may still vote your shares registered in your name in person at the meeting even if you have previously voted by proxy.
Will I have any rights of appraisal or similar rights of dissenters?
You will not have any rights of appraisal or similar rights of dissenters with respect to the matters to be acted upon at the meeting, regardless of whether you vote for or against the proposals.
Can I change my mind after I vote?
You may change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy card with a later date and returning it to the Company prior to the meeting;

•	voting again at the meeting if the shares are registered in your name; or

•	voting again by Telephone or the Internet prior to 11:59 p.m., Eastern Daylight Saving Time, on May 7, 2019.
Your attendance at the meeting will not have the effect of revoking a proxy unless you notify the Secretary of the Company in writing before the polls close that you wish to revoke a previous proxy.
Who conducts the proxy solicitation and how much will it cost?
The Company is asking for your proxy for the Annual Meeting and will pay all the costs of asking for shareholder proxies. The Company has not hired a proxy solicitor. The Company can use directors, officers and regular employees of the Company to ask for proxies. These employees do not receive additional compensation for these services. The Company may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of the Company’s common stock.
Who will count the votes?
Representatives of Mediant Communications will count the votes and will serve as the independent inspector of election.
What if I return my proxy card but do not provide voting instructions?
If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card but do not specify how your shares are to be voted, the persons named as proxies on the proxy card will vote your shares in accordance with the Board of Directors’ recommendations. These recommendations are:

UNIVAR - 2019 Proxy Statement - 6

•	FOR the election of each of the nominees for director named in this proxy statement: Mr. Mark Byrne, Mr. David C. Jukes, Mr. Kerry J. Preete, Mr. William S. Stavropoulos and Mr. Robert L. Wood;

•	FOR the approval, on an advisory basis, of the compensation of the executive officers described in this proxy statement; and

•	FOR the ratification of the Audit Committee’s selection of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2019.
What does it mean if I receive more than one proxy card?
It means that you have multiple accounts with brokers and/or the Company’s transfer agent. Please vote all of these shares. Please also contact your broker or the Company’s transfer agent to consolidate as many accounts as possible under the same name and address. The transfer agent is EQ Shareowner Services, which may be contacted at http://www.shareowneronline.com.
Will my shares be voted if I do not provide my proxy?
Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the rules of the New York Stock Exchange (“NYSE”) to cast votes on certain “routine” matters if they do not receive instructions from their customers. Pursuant to NYSE rules, Proposals 1 and 2 are not considered routine matters. However, the Board of Directors believes the proposal to ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2019, Proposal 3, is considered a routine matter for which brokerage firms may vote for shares on which they do not receive shareholder instructions. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”
How can I attend the meeting?
The Annual Meeting is open to all holders of Univar common stock as of the close of business on March 11, 2019, or their duly appointed proxies. You will need proof of ownership of Univar’s common stock to enter the meeting. If you are a shareholder whose shares are registered in your own name, you may bring these materials as proof of ownership. If you plan to attend the meeting, please so indicate when you vote and bring the proof of ownership with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. Admittance to the Annual Meeting will be based upon availability of seating. All stockholders will be required to present valid photo identification. IF YOU DO NOT HAVE VALID PHOTO IDENTIFICATION AND PROOF THAT YOU OWN UNIVAR COMMON STOCK, YOU MAY NOT BE ADMITTED TO THE MEETING.
May stockholders ask questions?
Yes. Representatives of the Company will be available to answer stockholders’ appropriate questions of general interest following the meeting in accordance with the rules and regulations of the Annual Meeting. Such rules and regulations will be available at the Annual Meeting.

UNIVAR - 2019 Proxy Statement - 7

How many votes must be present to hold the meeting?
In order for the Company to conduct its Annual Meeting, a majority of the issued and outstanding shares of Univar common stock, as of March 11, 2019, must be present in person or represented by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail.
How many votes are needed to elect directors?
Proposal One requests election of directors. The five nominees receiving the highest number of “FOR” votes will be elected as directors. This number is called a plurality.
You may vote “FOR” all of the nominees, you may vote “WITHHOLD FROM ALL NOMINEES” or you may withhold from particular nominees. Unless you mark “WITHHOLD FROM ALL NOMINEES” or withhold from particular nominees, your proxy will be voted “FOR” each of the Director nominees named in this proxy statement. Proxies cannot be voted for a greater number of persons than the four nominees named in this Proxy Statement.

How many votes are needed to approve each of the advisory proposals?

The Board of Directors is seeking shareholder input through the votes on Proposals Two and Three; these votes are non-binding. In order to be approved, each of these advisory proposals must receive the “FOR” vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting.

On each of these proposals, stockholders may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as shares present and entitled to vote at the meeting. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not be counted as shares present and entitled to vote with respect to the proposal on which the broker has not voted. Accordingly, broker non-votes will not affect the outcome of any of these three proposals.

What happens if one of the advisory proposals does not receive the “FOR” vote of a majority of the shares present and entitled to vote?

If stockholders do not approve Proposal Two (the compensation of the Company’s executive officers as disclosed in this Proxy Statement) by majority vote, the Board of Directors will review the results of the vote and take these results into account in making a determination concerning compensation of the Company’s executive officers and the frequency of such advisory votes.

If stockholders do not ratify Proposal Three (the selection of Ernst & Young as the Company’s independent registered public accounting firm) by majority vote, the Audit Committee will reconsider the appointment.

UNIVAR - 2019 Proxy Statement - 8

What if other matters are presented for consideration at the Annual Meeting?
As of the date of this Proxy Statement, management knows of no matters that will be presented for consideration at the meeting other than those matters discussed in this Proxy Statement. If any other matters properly come before the meeting and call for a vote of stockholders, validly executed proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.
What is the Board member Annual Meeting attendance policy?
Each continuing Board member is expected to attend the Company’s Annual Meeting. All of the Board members then serving who were continuing to serve following the meeting attended last year’s Annual Meeting.

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PROPOSAL 1: ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)
Who are this year’s nominees?
The Board of Directors consists of thirteen members. See "What is the composition of the Board of Directors and how often are members elected?" on page 22. The following Directors are up for election at this Annual Meeting. The terms of the Directors elected at this meeting will come to an end at the 2020 Annual Meeting. The Board of Directors has nominated the following individuals as Directors for election at the Annual Meeting:

•	Mr. Mark J. Byrne;

•	Mr. David C. Jukes;

•	Mr. Kerry J. Preete;

•	Mr. William S. Stavropoulos; and

•	Mr. Robert L. Wood.
If elected, the Company expects that Messrs. Byrne, Jukes, Preete, Stavropoulos, and Wood will serve as Directors and hold office until the 2020 Annual Meeting of stockholders and until their respective successors have been duly elected and qualified.
There are no family relationships among any of the directors and executive officers of the Company. See “What relationships and policies does the Company have with respect to transactions with related persons?” on page 29.

☑ The Board recommends that you vote “FOR” the election of these nominees.

Mr. Mark J. Byrne

Mr. Byrne, age 62, joined Univar in December 2010 and has been a director of the Company since 2014. He was formerly a consultant to the Company. He served as the Chairman of Commodities from February 2014 through January 2015. From February 2013 to January 2014, he was the Executive Chairman of Univar Basic Chemical Solutions (BCS). From December 2010 to September 2011, he served as Chief Operating Officer of Univar. Prior to Univar, Mr. Byrne served as the President and Chief Executive Officer of BCS, a company he co-founded in 1995. Under Mr. Byrne’s leadership, BCS grew to become a company with global operations and nearly $900 million in 2009 sales revenue. Prior to BCS, Mr. Byrne began his career in 1980 at AlliedSignal (now Honeywell) where he held roles in several functional areas, culminating as President of AlliedSignal’s Fluorine Products Division. Mr. Byrne holds a Bachelor’s degree in economics and finance and a Master’s degree in business administration from Fairleigh Dickinson University.

Term Ends: 2019 Committees Served: none
Qualifications: Mr. Byrne has broad managerial and operational experience in chemical distribution and basic chemicals markets - Univar’s principal areas of business. He also brings to the Board his deep experience with BCS, which was acquired by the Company in 2010.

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Mr. David C. Jukes

Mr. Jukes, age 59, was appointed President, Chief Executive Officer and Board member in May 2018. He joined Univar in 2002 and served as President and Chief Operating Officer from May 2017 to May 2018. Additionally, Mr. Jukes held the Executive Vice President and President of Univar USA positions from June 2016 to May 2017, and President of Latin America (LATAM) from September 2015 to May 2017. Mr. Jukes is a 35-year veteran of the chemical distribution industry with a distinguished background of achievements. Prior to joining Univar, Mr. Jukes was Senior Vice President of Global Sales, Marketing and Industry Relations, for Omnexus, a plastics industry consortium e-commerce platform. In 1991 he joined Ellis & Everard, a chemical distribution company in the UK, ultimately becoming Vice President of Corporate Development for their polymers division. He currently serves on the board of DCC plc, a £12.3 billion international sales, marketing and support services group that is headquartered in Dublin, Ireland, and is publicly traded in the UK. Mr. Jukes is a graduate of the London School of Business.

Term Ends: 2019 Committees Served: none
Qualifications: Mr. Jukes' success as a divisional President, along with his commercial track record in the Chemical Distribution sector and long tenure with the Company, brings a unique insight to the Company's Board of Directors.

Mr. Kerry J. Preete

Mr. Preete, age 58, was appointed to the Company's Board in May 2018. He recently retired in June 2018 as the Executive Vice President and Chief Strategy Officer at Monsanto Company. Mr. Preete had been with Monsanto for over 30 years in roles of increasing responsibility including President of the Global Crop Protection Chemicals Business and Executive Leader of the U.S. markets businesses. He currently serves on the board of directors of PolyOne Corporation and is a member of their Compensation and Nominating and Governance Committees. Mr. Preete holds a Bachelor's of Commerce from the University of Saskatchewan and a Master's of Business Administration from Washington University in St. Louis.

Term Ends: 2019 Committees Served: Compensation
Qualifications: Mr. Preete's experience as a seasoned executive at a global leading enterprise brings an astute perspective on running an innovative company. Additionally, his experience as a board member of a another multi-regional and publicly traded company brings a global business acumen, which proves to be a valued asset to the Company's Board.

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Mr. William S. Stavropoulos

Mr. Stavropoulos, age 78, has been the Lead Director since November 2016 and has served as a director or the Company since 2010. He previously served as Univar's non-executive chairman from November 2010 to November 2016. From May to December 2012, he served as Univar's Lead Director. Mr. Stavropoulos is currently Chairman Emeritus of the board of directors of The Dow Chemical Company, a diversified chemical company. From 2000 to 2006, he served as Chairman of Dow; from 2002 to 2004 he was Chairman and Chief Executive Officer; from 1995 to 2000 he was President and Chief Executive Officer; and from 1993 to 1995, he was President and Chief Operating Officer. In a career spanning 39 years at Dow, Mr. Stavropoulos also served in a variety of positions in research, marketing, and general management and was a member of the board of directors of Dow from July 1990 to March 2006. He is a director of Teradata Corporation and is a trustee for the Fidelity Group of Funds. Mr. Stavropoulos is the President and Founder of the Michigan Baseball Foundation. Mr. Stavropoulos is past Chairman of the American Chemistry Council, Society of Chemical Industry, and American Plastics Council.

Term Ends: 2019 Committees Served: Lead Director
Qualifications: Mr. Stavropoulos’ tenure as an executive officer and chief executive officer at a leading chemical company allows him to bring an enormous wealth of experience on all matters impacting the Company: strategic, management, operational, functional and financial. His service on multiple public company boards also permits him to contribute to Univar’s governance and the functioning of its Board and Committees.

Mr. Robert L. Wood

Mr. Wood, age 64, has been a director since October 2016. From 2004 to 2008, Mr. Wood was Chairman, President and CEO of Chemtura, a global specialty chemicals company listed on the New York Stock Exchange and Euronext Paris. He spent 27 years in a variety of sales, marketing and management roles within the Dow Chemical organization and ultimately became the Business Group President of the Thermosets and Dow Automotive Group. In this role, Mr. Wood was named to Dow's Corporate Operating Board, which was charged with setting corporate strategy and establishing corporate policies. Prior to that, Mr. Wood was the Global Vice President of Polyurethanes and Global Vice President of Engineered Plastics. Mr. Wood currently serves on the board of Praxair and MRC Global Inc. He previously served on the board of the Jarden Corporation. He is currently the Chairman of the United States Gymnastics Foundation and has recently been added to the U.S. Olympic Committee's board of directors. He holds a Bachelor’s degree from the University of Michigan.

Term Ends: 2019 Committees Served: Audit; Compensation
Qualifications: Mr. Wood's deep experience in the chemical industry and his managerial experience is valuable for all aspects of the operations of the Company. His role as a director of other public companies provides valuable corporate governance insight the Board.

What if a nominee is unwilling or unable to serve?
That is not expected to occur. If it does, proxies will be voted for a substitute nominated by the Board of Directors.
What vote is required to elect directors?
A majority of the votes cast at the Annual Meeting is required for the election of directors.

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Who are the directors continuing in office?
There are eight directors whose terms of office continue after this Annual Meeting. Each of these directors will serve until their terms end and until their respective successors have been elected and qualified. Their biographies and qualifications are described on the next page.

UNIVAR - 2019 Proxy Statement - 13

Ms. Joan Braca

Ms. Braca, age 47, was appointed to the Univar Board in February 2018. She currently serves as the President of Tate & Lyle PLC’s Specialty Food Ingredients business, a position she was appointed to in November 2014. Ms. Braca initially joined Tate & Lyle PLC in January 2013, first serving as Senior Vice President & General Manager, Asia Pacific. Prior to that, she served as the Vice President and Regional Director for HB Fuller’s Asia-Pacific region and in various positions of increasing responsibility, in the United States, Europe and Asia, with Dow Chemical and the Rohm and Haas Company. She has a diverse background with experience in engineering, manufacturing, sales management and over a decade in General Management. During her career she has worked in several locations including the United Kingdom, Singapore, China, Sweden and the United States. She holds a Bachelor of Science degree in Mechanical Engineering from Lehigh University and a Master of Business Administration degree in Finance from Temple University.

Term Ends: 2020 Committees Served: Compensation; Nominating and Corporate Governance	Qualifications: Ms. Braca has a diverse background with experience in engineering, manufacturing, sales management and over a decade in general management.
Mr. Daniel P. Doheny

Mr. Doheny, age 56, has been a Director since May 2016. Since 2000, Mr. Doheny has been with Reyes Holdings, LLC, the 12th largest privately held company in the United States. Since 2014, he has served as Chairman of Reyes’ Great Lakes Coca-Cola distribution business and has successfully led the company’s acquisitions and integration of the distribution of Coca-Cola products. From 2000 to 2014, Mr. Doheny served as Chief Financial Officer and was responsible for all financial aspects of the business, including acquisitions, financing, internal controls and reporting, capital investments, and budgeting. He also played a key role in strategy development, information technology and human resources. Prior to joining Reyes, Mr. Doheny spent more than 16 years with KPMG LLP in Chicago, IL, and Montvale, NJ, including six years as an audit partner. He was the founder of the KPMG Audit Committee Institute, advising public boards of directors around the world. Mr. Doheny currently serves on the board of directors of the Special Olympics of Illinois Foundation. Mr. Doheny holds a Bachelor’s degree in accountancy from the University of Illinois and is a certified public accountant.

Term Ends: 2020 Committees Served: Audit; Nominating and Corporate Governance
Qualifications: Mr. Doheny's executive and board experience in distribution provides him with valuable leadership and distributor industry knowledge. Mr. Doheny's extensive experience and knowledge in finance and accounting, and his experience leading a finance function qualifies him to serve on the Board and its audit committee.

Mr. Richard P. Fox

Mr. Fox, age 71, has been a director since October 2007. Since 2001, Mr. Fox has served as a consultant and outside board member to companies in varying industries. From 2000 to 2001, he was President and Chief Operating Officer of CyberSafe Corporation, a provider of e-security solutions and services. Prior to joining CyberSafe, Mr. Fox was Chief Financial Officer and a member of the board of directors of Wall Data, Incorporated, a software company. Mr. Fox spent 28 years at Ernst & Young LLP, last serving as Managing Partner of its Seattle office. He serves on the boards of directors of Live Ramp, frontdoor Inc., and Pinnacle West Capital Corporation. In addition, he serves as a member of the board of directors of HonorHealth. Mr. Fox previously served on the boards of Pendrell Corporation, Orbitz Worldwide, aQuantive Inc., Shurgard Storage Centers Inc., PopCap Games and Flow International. Mr. Fox received a Bachelor’s degree in business administration from Ohio University and a MBA from the Fuqua School of Business at Duke University. He is a Certified Public Accountant.

Term Ends: 2021 Committees Served: Audit (Chair); Nominating and Corporate Governance
Qualifications: As a result of his extensive accounting and financial management experience, Mr. Fox has a deep understanding of financial reporting processes, internal accounting and financial controls, independent auditor engagements, and other audit committee and board functions.

UNIVAR - 2019 Proxy Statement - 14

Ms. Rhonda Germany Ballintyn

Ms. Germany Ballintyn, age 63, was appointed to the Univar Board in August 2017. She formerly served as Corporate Vice President, Chief Strategy and Marketing Officer for Honeywell. Prior to that, she served in various positions with Booz Allen Hamilton, including Vice President, Partner and Board member. She also held management roles with Chem Systems Inc. and Union Carbide. Ms. Germany Ballintyn currently serves on the board of Aegion Corporation. She holds a Bachelor’s degree in chemical engineering from the University of Michigan and a Master’s of business administration from the University of Connecticut.

Term Ends: 2021 Committees Served: Audit; Nominating and Corporate Governance
Qualifications: Ms. Germany Ballintyn's experience as a senior officer of a major U.S. Company with international operations provides her an understanding of Univar's operations. Her experience as a board member of another public company with international business provides her with the knowledge and understanding of board functions.

Mr. Edward J. Mooney

Mr. Mooney, age 77, has served as a director since October 2016. From March 2000 to March 2001, Mr. Mooney served as a Délégué General-North America, Suez Lyonnaise des Eaux. From 1969 to 2000, he held numerous executive positions at Nalco Chemical Company, including President and Chief Operating Officer, before becoming Chairman and Chief Executive Officer in 1994. He previously served on the boards of Cabot Microelectronics Corporation, Commonwealth Edison Company (a subsidiary of Exelon Corporation), FMC Corp., the Northern Trust Corporation, and PolyOne Corp. He holds a Bachelor’s degree in chemical engineering and a Juris Foctor degree from the University of Texas. Mr. Mooney is a graduate of the MIT Sloan Senior Executive Program.

Term Ends: 2020 Committees Served: Compensation
Qualifications: Mr. Mooney's extensive experience in the chemical industry is of great value to the Company. His deep public company board and managerial experience are a great asset to the Board and the governance of the Company.

Mr. Stephen D. Newlin

Mr. Newlin, age 65, is the Executive Chairman of Univar’s board of directors. He served as Chairman, President and Chief Executive Officer of the Company from 2016-2018 after being elected to the board in 2014. He previously served as Chairman, President and Chief Executive Officer of PolyOne Corporation from 2006-2014, and Executive Chairman of the Board until 2016. From 2003 to 2006, Mr. Newlin was President, Industrial Sector at Ecolab, Inc. He previously spent 24 years at Nalco Chemical Company in positions of increasing responsibility, and served as President and Director of Nalco from 1998 to 2001, and was President, Chief Operating Officer, and Vice Chairman from 2000 to 2001. Mr. Newlin currently serves on the boards of directors of The Chemours Company and Oshkosh Corporation. Mr. Newlin holds a Bachelor’s degree in civil engineering from the South Dakota School of Mines & Technology, and has completed the Tuck Executive Program at Dartmouth College and the Harvard Business School’s Advanced Management Program. He also served as a commissioned officer in the U.S. Public Health Service, earning an accelerated promotion.

Term Ends: 2021 Committees Served: None
Qualifications: Mr. Newlin's extensive experience as an executive and chief executive of multinational companies permits him to bring to the Company a deep insight of the management of all elements of a global business. His service on other public company boards and his keen understanding of international business and regulatory issues are also great assets for Univar.

UNIVAR - 2019 Proxy Statement - 15

Mr. Christopher D. Pappas

Mr. Pappas, age 63, has served as a director of the Company since 2015. Mr. Pappas is Special Advisor to the CEO of Trinseo, a leading global materials company. Prior to taking this role in March 2019, Mr. Pappas was the CEO of Trinseo. Before Trinseo, Mr. Pappas was an executive at NOVA Chemicals Corporation, a developer and manufacturer of chemicals, plastic resins, and end-products, where he assumed executive roles with increasingly global responsibilities, including President and Chief Executive Officer from May 2009 to November 2009. Mr. Pappas also serves on the board for Trinseo S.A. and FirstEnergy Corporation, a diversified energy company dedicated to safety, reliability and operational excellence. Previously, he served on the boards of directors for Methanex Corp., NOVA Chemicals Corporation, and Allegheny Energy, Inc. Mr. Pappas holds a Bachelor’s degree in civil engineering from The Georgia Institute of Technology, and a master’s degree from The Wharton School of Business at The University of Pennsylvania.

Term Ends: 2021 Committees Served: Compensation; Nominating and Corporate Governance (Chair)
Qualifications: Mr. Pappas' executive and board experience has equipped him with leadership skills and the knowledge of board processes and functions. Additionally, Mr. Pappas' general corporate decision-making and senior executive experience with a commodity-based business provides a useful background for understanding the operations of Univar.

Mr. David H. Wasserman

Since 1998, Mr. Wasserman, age 52, has been with Clayton, Dubilier & Rice LLC ("CD&R"), a global private equity firm. Mr. Wasserman has served as a director of the Company since 2010. Before Joining CD&R, he worked in the principal investment area at Goldman, Sachs & Co., an investment banking and securities firm, and as a management consultant at Monitor Company, a strategy consulting firm. Mr. Wasserman led CD&R's acquisition of Hertz from Ford Motor Company, the carve-out of Culligan Ltd. from Veolia Environment and the acquisition of ServiceMaster Global Holdings, Inc. He currently serves as a director of Capco, Solen is and Tranzact. Mr. Wasserman previously served on the boards of Kinko's, Inc., Covansys Corporation, Culligan, Hertz, ServiceMaster, SiteOne Landscape Supply and ICO Global Communications (Holdings) Limited, currently known as Pendrell Corporation. He is a graduate of Amherst College and holds an MBA from Harvard Business School.

Term Ends: 2020 Committees Served: None
Qualifications: Mr. Wasserman brings to the Company extensive knowledge of the capital markets, experience as a management consultant and experience as a director of other chemicals, services, and distribution businesses. In addition to having broad knowledge of the types of operational, compensation and management issues faced by the company, his service on other boards permits him to assist the Company with its governance activities as a public company.

Compensation of Directors
Non-employee directors receive compensation for Board service, which is designed to fairly compensate them for their Board responsibilities and align their interests with the long-term interests of stockholders. The Compensation Committee has the primary responsibility to review and consider any revisions to directors' compensation.
During fiscal year 2018, non-employee directors were entitled to the following compensation:

Fiscal Year 2018 Director Compensation
Annual Cash Retainer(1)	$100,000
Annual Equity Award(2)	$120,000
Lead Director Retainer	$25,000
Audit Committee Chair Retainer	$20,000
Compensation Committee Chair Retainer	$15,000
Nominating and Corporate Governance Committee Chair Retainer	$15,000

(1) Directors may also elect to defer or convert all of a portion of their annual cash retainers into unrestricted shares of common stock.
(2) Restricted stock is granted on the date of the Company's Annual Meeting. These awards vest on the first anniversary of the grant date. Directors may also elect to defer this award.

UNIVAR - 2019 Proxy Statement - 16

The above fees assume service for a full year. Directors who serve for less than the full year are entitled to receive a pro-rated portion of the applicable payment. The Company does not pay meeting fees but does pay for or reimburse directors for reasonable travel expenses related to attending Board, Committee and Company business meetings.
The following table shows information concerning the compensation in fiscal year 2018 for non-employee directors:

Name	Fees Earned or Paid in Cash(1) $	Stock Awards (2) $	Option Awards $	Change in Pension Value and Non Qualified Deferred Compensation Earnings $		All other Compensation $		Total $

Joan Braca	91,667	120,020						211,687
Mark J. Byrne	100,000	120,020				11,245	(3)	231,265
Daniel P. Doheny	100,000	120,020						220,020
Richard P. Fox	120,000	120,020		26,735	(4)			240,020
Rhonda Germany Ballintyn	100,000	120,020						220,020
Edward J. Mooney	115,000	120,020						235,020
Christopher D. Pappas	115,000	120,020						186,687
Kerry J. Preete	66,667	120,020
William S. Stavropoulos	125,000	120,020						245,020
Robert L. Wood	100,000	120,020						220,020
David H. Wasserman	100,000	120,020						220,020

(1)	Represents the Director retainer fees earned in 2018.

(2)	The amounts in this column represent the grant date fair value of restricted stock awarded (rounded up to the nearest full share) for the annual Director retainer grant.

(3)
Mr. Byrne was also an employee of the Company through January 31, 2015. As part of his termination arrangement from the Company, Mr. Byrne participates in the active employee medical insurance programs; the annual cost of employer contributions for this insurance is $12,637. In addition, Mr. Byrne has 98,787 vested stock options outstanding and unexercised.

(4)
Amount reported represented the actuarial increase of the benefit that Mr. Fox had in his defined benefit pension plan arrangement in the last fiscal year, based upon measurement dates of December 31, 2017 and December 31, 2018. This figure was calculated using the following assumptions: (1) immediate retirement, (2) potential forfeiture of the benefit if he becomes deceased prior to age 80, (3) benefit commencement at age 80, which is the age at which Mr. Fox is eligible to receive unreduced benefits, and (4) all other data, assumptions, methods and provisions as described in Note 8 of the "Employee Benefit Plans" to Univar's audited consolidated financial statements for the year ended December 31, 2018 included in Univar's 10-K filed on February 21, 2019.

The Company has entered into indemnification agreements with each of its directors. Under those agreements, the Company agrees to indemnify each of these individuals against claims arising out of events or occurrences related to that individual’s service to the fullest extent legally permitted. The Company also maintains Director & Officer Liability Insurance which benefits the directors.

UNIVAR - 2019 Proxy Statement - 17

Compensation Committee Interlocks and Insider Participation
As of December 31, 2018, the Compensation Committee was comprised of the following five non-employee directors: Edward J. Mooney (Chair), Christopher D. Pappas, Joan Braca, Kerry J. Preete and Robert L. Wood. All committee members are independent directors of the Company. During 2018, no members of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries. In addition, during 2018, no executive officer of the Company served as a director or as a member of the compensation committee of a company:

(i) whose executive officer served as a director or as a member of the Compensation Committee; and
(ii) which employed a director of the Company.

UNIVAR - 2019 Proxy Statement - 18

PROPOSAL 2: VOTE, ON AN ADVISORY BASIS, REGARDING THE COMPENSATION OF THE COMPANY’S EXECUTIVE OFFICERS
(Item 2 on the Proxy Card)
As required by Section 14A of the Exchange Act, the Board is providing the Company’s stockholders with the opportunity to vote on a resolution, on an advisory basis, regarding the compensation of the Company’s executive officers listed in the Summary Compensation Table on page 58 of this Proxy Statement (typically referred to as a “say-on-pay” vote). The language of this resolution is as follows:
“RESOLVED, that stockholders approve, on an advisory basis, the compensation paid to the executive officers of Univar Inc., as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related disclosures.”
In considering their vote, stockholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executives presented in Compensation Discussion and Analysis starting on page 41, as well as the Compensation Committee Report on page 57.

☑ The Board recommends that you vote “FOR” the Company’s executive compensation program by approving the above advisory resolution. Although the advisory say-on-pay vote is non-binding, the Compensation Committee and the Board of Directors will consider the outcome of the vote in making executive compensation determinations.

UNIVAR - 2019 Proxy Statement - 19

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 3 on the Proxy Card)
What am I voting on?
The Audit Committee of the Board selected the independent registered public accounting firm of Ernst & Young to conduct the independent audit for the year ending December 31, 2019. Although shareholder ratification of the appointment is not required, the Board has decided to ascertain the position of the stockholders on the appointment. The Audit Committee will reconsider any appointment if Ernst & Young is not ratified by the stockholders.
Will representatives of Ernst & Young be present at the meeting?
Representatives of Ernst & Young will be present at the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders.
What vote is required to approve this proposal?
Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. If the selection of Ernst & Young is not ratified, the Audit Committee will reconsider the selection of an independent registered public accounting firm.
What fees did the Company pay to Ernst & Young for audit and other services for the years ended December 31, 2018 and 2017?
Ernst & Young served as the Company’s independent registered public accounting firm for the years ended December 31, 2018 and 2017. The following table presents fees for professional services rendered by Ernst & Young in 2018 and 2017, for the audit of the Company’s annual financial statements for 2018 and 2017, and fees billed for audit-related services, tax services and all other services rendered by Ernst & Young for 2018 and 2017.

	2018	2017
Audit fees (1)	5,548,588	4,522,072
Audit-related fees	759,747	491,075
Audit and audit-related fees	6,308,335	5,013,147
Tax fees	_	_
All other fees	_	_
Total fees	6,308,335	5,013,147

(1)
Audit fees for 2018 and 2017 include fees for the audit of the annual consolidated financial statements, reviews of the condensed consolidated financial statements included in the Company’s quarterly reports.

In 2018 Ernst & Young began performing the statutory audits on our foreign subsidiaries, which is the primary reason for the increase in audit fees.

UNIVAR - 2019 Proxy Statement - 20

To safeguard the continued independence of the independent auditor, the Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services from the Company’s independent auditor (the "Pre-Approval Policy"). The Pre-Approval Policy is part of the Audit Committee Charter, which can be found at the Company’s website at www.univarsolutions.com/investors. The Pre-Approval Policy is intended to prevent the independent auditor from providing services to the Company that are prohibited under Section 10A(g) of the Exchange Act and to help ensure the auditor’s continued independence. The Pre-Approval Policy requires the independent auditor to provide the Company and its subsidiaries only those services that have been pre-approved by the Audit Committee (or its chair under delegated authority, which cannot exceed $250,000 and is conditioned upon reporting to the full Audit Committee at its next scheduled meeting). The Company’s management is required to inform the Audit Committee of each pre-approved service performed by the independent auditor. All of the services performed by Ernst & Young during the years ended December 31, 2018 and December 31, 2017 were performed in accordance with the Pre-Approval Policy.

What factors did the Audit Committee consider in determining to retain Ernst & Young for 2019?

In determining to retain Ernst & Young for 2019, the Audit Committee considered:

•	applicable requirements of the Public Company Accounting Oversight Board, ("PCAOB"), including its oversight of Ernst & Young and its requirements for independence and audit partner rotation;

•
the benefits of Ernst & Young's nine year tenure, including favorable impact on audit quality, efficient fee structures and avoidance of costs and disruption, as well as the potential independence risks posed by a long-tenured independent auditor;

•	matters relating to Ernst & Young’s independence, including a review of audit and non-audit fees and written disclosures from Ernst & Young;

•	Ernst & Young’s technical qualifications, international capacity, audit quality and performance as assessed by the Audit Committee’s 2018 evaluation of Ernst & Young;

•	the annual PCAOB report on Ernst & Young and the assessments of the Company’s internal auditor and other members of management;

•	the quality and candor of Ernst & Young’s communications with both the Audit Committee and the Company’s management; and

•	Ernst & Young’s demonstration of independent judgment, objectivity and professional skepticism.

☑ The Board and the Audit Committee recommend that you vote “FOR” the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2019.

UNIVAR - 2019 Proxy Statement - 21

Governance of the Company
The business and affairs of the Company are supervised by the Board of Directors. The Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to stockholders. The Board believes that its corporate governance practices align management and shareholder interests. Highlights of the Company’s corporate governance practices are described below.
What is the composition of the Board of Directors and how often are members elected?
Prior to the 2018 Annual Meeting of Stockholders, our Board was segmented into three classes with three year terms. At the 2018 Annual Meeting of Stockholders, stockholders approved an amendment to our Third Restated and Amended Certificate of Incorporation to exclude the classified board structure and move to annual election of directors starting at this Annual Meeting. At the 2018 Annual Meeting, the Class III directors were elected for terms that will end at the 2021 Annual Meeting. All directors elected prior to 2018 were not changed and the conversion to a declassified board will be phased in as each class comes up for election. The Class I directors are due for election at this Annual Meeting and will be elected for annual terms. The terms of the Class II directors end at the 2020 Annual Meeting. All of our directors will be elected on an annual basis starting at the 2021 Annual Meeting.
What is the Board’s leadership structure?
The Nominating and Corporate Governance Committee and the Board periodically review the leadership structure of the Board. In 2018, the Company announced the separation of the Chief Executive Officer and Chairman of the Board roles. Mr. Newlin currently serves as Executive Chairman. The Company also has a Lead Director, Mr. Stavropoulos.
What is the Board’s involvement in risk oversight?
The Board maintains oversight of the Company’s risk management, including succession planning. The Company established a Risk Steering Committee (the "Steerco"), which identifies and monitors top enterprise risks to the Company.  The Steerco validates risk prioritization, senior management team engagement, accountability, ownership and mitigation plans.  The Risk Management Team (the "RMT") administers (the "Program").  The RMT is  composed of senior leaders of the Company selected by the Chief Risk Officer, General Counsel and Chief Financial Officer.  As part of the Program, the RMT presents to the Board at least semi-annually and conducts an annual risk assessment.
The Board’s Committees also have a role in overseeing the management of risks that are within the Committees’ areas of focus. The Compensation Committee's compensation risk assessment is set forth in the section of the Proxy titled "Compensation Discussion and Analysis", which addresses the management of risks relating to the executive and non-executive compensation policies (including the design of incentive structures, holding periods and clawbacks to mitigate risks). The Audit Committee oversees management of accounting, auditing, external reporting and internal control risks, and the Nominating and Corporate Governance Committee addresses risk associated with director

UNIVAR - 2019 Proxy Statement - 22

independence. The entire Board of Directors reviews the Company’s safety performance and risks associated with safety.

What are the committees of the Board?
The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees. All of the charters for the Committees are available on the Company’s website at www.univarsolutions.com/investors.
COMMITTEE COMPOSITION

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Joan Braca		M	M
Daniel P. Doheny	M		M
Richard P. Fox	C		M
Rhonda Germany Ballintyn	M		M
Edward J. Mooney		C
Christopher D. Pappas		M	C
Kerry J. Preete		M
Robert L. Wood	M	M

C: Chair
M: Member

How often did the Board and its committees meet in 2018?
In 2018, the Board of Directors met nine times, the Audit Committee met five times, the Nominating and Corporate Governance Committee met four times, and the Compensation Committee met five times. Every Director attended 75% or more of the meetings of the Board and those Committees of which he or she was a member (held during the period he or she served as a director). The Board intends to have several additional meetings in 2019 to monitor and oversee the progress of the Nexeo Solutions, Inc. ("Nexeo Solutions") integration.

UNIVAR - 2019 Proxy Statement - 23

Committee Name and Members	Representative Functions of the Audit Committee
Audit: Richard P. Fox, Chairman Daniel P. Doheny Rhonda Germany Ballintyn Robert L. Wood Number of Meetings in 2018: Five
•
make decisions about the appointment or replacement of an Independent Registered Public Accounting Firm (the “independent auditor”);
•
pre-approve any work performed by the independent auditor;
•
assist the Board in monitoring the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the independent auditors, the Company’s internal audit function and the Company’s compliance with its Code of Conduct;
•
annually review an independent auditor’s report describing, among other things, the auditing firm’s internal quality-control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm;
•
discuss and review the annual audited financial and quarterly statements with management and the independent auditor (including disclosures in “Management’s Discussion and Analysis of Financial Condition and Results of Operation”), review and approve financial information before submission to the SEC and monitor the Company’s Sarbanes-Oxley internal control compliance on an annual basis;
•
discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;
•
discuss policies with respect to risk assessment and risk management;
•
meet separately, periodically, with management, the internal auditors and the independent auditor;
•
review with the independent auditors any audit problems or difficulties with management’s responses;
•
set clear hiring policies for employees or former employees of the independent auditors;
•
annually review the adequacy of the Audit Committee’s written charter;
•
prepare any report or other disclosure by the Audit Committee required to be included in any proxy statement under the rules of the SEC;
•
handle such other matters as delegated to the Audit Committee by the Board;
•
report regularly to the full Board; and
•
self-evaluate the performance of the Audit Committee.

The Audit Committee operates under a written charter adopted by the Board, that is available through the Company’s website at www.univarsolutions.com/investors. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete, accurate and prepared in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.
The Board has determined that Mr. Doheny, Mr. Fox, Ms. Germany Ballintyn and Mr. Wood are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE and that Mr. Doheny, Mr. Fox and Mr. Wood are qualified as audit committee financial experts within the meaning of Section 407 of the Sarbanes-Oxley Act and applicable SEC regulations. The Board has also determined that each member of the Audit Committee is financially literate within the meaning of the NYSE listing standards. Mr. Fox’s service on the audit committees of three other companies has been determined by the Board not to impair his ability to serve on the Company’s Audit Committee.

UNIVAR - 2019 Proxy Statement - 24

Committee Name and Members	Representative Functions of the Compensation Committee
Compensation: Edward J. Mooney, Chairman Joan Braca Christopher D. Pappas Kerry J. Preete Robert L. Wood Number of Meetings in 2018: Five
•
make recommendations to the Board as to Univar’s overall compensation philosophy and oversee the development and implementation of compensation programs;
•
establish the total compensation package provided to the Chief Executive Officer, other officers and other persons reporting directly to the Chief Executive Officer;
•
develop and recommend to the Board compensation for Board members and recommend the amount of stock in Univar that directors should hold;
•
oversee Univar’s general incentive compensation plans and equity-based plans;
•
help ensure the Company’s compensation policies do not encourage excessive risk-taking;
•
produce a Compensation Committee report on executive compensation to be included in Univar’s annual proxy statement filed with the SEC, in accordance with the applicable rules and regulations of the SEC, NYSE and other regulatory bodies;
•
oversee compliance with any applicable compensation reporting requirements of the SEC;
•
retain consultants to advise the Committee on executive compensation policies and practices and review the independence of such consultants;
•
administer all plans that require “disinterested administration” under Rule 16b-3 the Exchange Act, as amended; and
•
periodically review succession plans of the Chief Executive Officer of Univar and its subsidiaries and screen and recommend to the Board candidates for Chief Executive Officer and such other senior executive officers as may be determined by the Committee.

The Compensation Committee operates under a written charter adopted by the Board which is available through the Company’s website at www.univarsolutions.com/investors.
The Board has determined that Ms. Braca, Mr. Mooney, Mr. Pappas, Mr. Preete and Mr. Wood are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE. In addition, all members of the Compensation Committee qualify as “non-employee” directors for purposes of Rule 16b-3 of The Exchange Act, as amended, and “outside directors” under Section 162(m) of the Internal Revenue Code.

UNIVAR - 2019 Proxy Statement - 25

Committee Name and Members	Representative Functions of the Nominating and Corporate Governance Committee
Nominating and Corporate Governance: Christopher D. Pappas, Chairman Joan Braca Daniel P. Doheny Richard P. Fox Rhonda Germany Ballintyn Number of Meetings in 2018: Four
•
develop and recommend criteria for selecting nominees for director and periodically review the criteria;
•
identify and recommend to the Board candidates qualified and suitable to become members of the Board consistent with the Company’s Board criteria;
•
identify and recommend Board members to serve on committees of the Board;
•
develop and recommend to the Board a set of Corporate Governance Principles; and
•
establish procedures for the evaluation of the Board.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board which is available through the Company’s website at www.univarsolutions.com/investors. The Board has determined that Ms. Braca, Mr. Doheny, Mr. Fox, Ms. Germany Ballintyn and Mr. Pappas are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE.
How does the Board select nominees for the Board?
The Board and Nominating and Corporate Governance Committee consider candidates for Board membership suggested by the Board or Nominating and Corporate Governance Committee members, as well as management and stockholders, consistent with the Company’s Fourth Amended and Restated Stockholders’ Agreement, Third Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, the Company’s Corporate Governance Guidelines (the “Guidelines”) and the charter of the Nominating and Corporate Governance Committee. Under the Fourth Amended and Restated Stockholders’ Agreement, CD&R Univar Holdings, L.P., (an affiliate of Clayton, Dubilier & Rice LLC) (“CD&R Investor”) have certain agreements for nomination and voting for individuals to serve as directors. The Nominating and Corporate Governance Committee’s charter provides that it may retain a third-party executive search firm to identify candidates for the Board from time to time.
The Board’s and Nominating and Corporate Governance Committee’s assessment of a proposed candidate will include considerations of diversity in the Board’s composition, including a review of, among other things, the person’s integrity, experience, specialized expertise in the industry, understanding of issues affecting the Company, time availability and such other factors as the Board and Nominating and Corporate Governance Committee determine are relevant in light of the needs of the Board of Directors. The Nominating and Corporate Governance Committee also considers the current composition of the Board, the balance of management and independent directors, the need for Audit Committee independence, expertise and the evaluations of other prospective nominees. After considering multiple options, the Board chose not to establish provisions for mandatory retirement or term limits. In consideration of the length of time the Company's shares have been publicly traded and the Board's desire to increase effectiveness and diversity, the Board has expanded to accomplish board refreshment naturally. The Nominating and Corporate Governance Committee actively reviews board size and composition in order to continue to ensure continuity, stability and orderly transition. The Nominating and Corporate Governance Committee will generally make a recommendation to the full Board as to

UNIVAR - 2019 Proxy Statement - 26

the person(s) who should be nominated by the Board. The Board determines the nominee(s) after considering the recommendation and report of the Nominating and Corporate Governance Committee.
The Board believes that each of the Company’s directors has met all the guidelines set forth in the Corporate Governance Guidelines, which can be found at www.univarsolutions.com/investors. As noted in the director biographies, the Company’s directors have experience, qualifications and skills across a wide range of public and private companies, possessing a broad diversity of experience both individually and collectively.

For a shareholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, the shareholder must notify Univar’s Secretary at the Univar Inc. offices at 3075 Highland Parkway, Suite 200, Downers Grove, Illinois 60515. In accordance with the Company’s bylaws, each recommending shareholder must:

•	provide the shareholder’s name and address;

•	provide the number of shares of the Company’s common stock that the shareholder beneficially owns;

•	represent that the shareholder is a holder of record entitled to vote at the next shareholder meeting;

•	declare an intent to propose the nomination at the meeting in person or by proxy;

•	represent whether the shareholder (alone or with others) intends to solicit proxies in support of the nomination;

•	describe any current or planned arrangement (including derivatives, debt and short positions) by which the shareholder’s risk in the Company’s securities could be managed;

•	provide the name, age, business address and principal occupation and employment of the recommended nominee;

•
describe information relevant to a determination of whether the recommended nominee meets the criteria for Board of Directors membership established by the Board of Directors and the Nominating and Corporate Governance Committee;

•	provide information relevant to a determination of whether the recommended nominee would be considered independent under the applicable NYSE rules;

•	describe the recommended nominee’s business experience over the past five years;

•	furnish the class and number of the Company’s shares, if any, that are beneficially owned by the recommended nominee;

•	describe any business or personal relationships between the recommended nominee and the recommending shareholder; and

•
furnish a statement, signed by the recommended nominee, that both verifies the accuracy of the submitted information about the nominee and affirms the recommended nominee’s willingness to be a director and to be named in the proxy statement.

UNIVAR - 2019 Proxy Statement - 27

The full requirements for the notice are contained in the Company’s Second Amended and Restated Bylaws, which are available at www.univarsolutions.com/investors.

The Nominating and Corporate Governance Committee will consider individuals recommended by stockholders in the same manner and to the same extent as it considers director nominees identified by other means. The Nominating and Corporate Governance Committee would then select a nominee to recommend to the Board for consideration and appointment. Except for the directors nominated by the CD&R Investor, the Board and Nominating and Corporate Governance Committee have not received director nominations from any stockholders outside the Board or Nominating and Corporate Governance Committee. On page 29, please also read the section "What relationships and policies does the Company have with respect to transactions with related persons"? Eligible shareholders may nominate directors for inclusion in the proxy no earlier than October 29, 2019 and no later than November 28, 2019 in accordance with the Amended and Restated Bylaws.
How does the Nominating and Corporate Governance Committee consider diversity in selecting Directors?
The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and to its subsidiaries. Selection of an individual reflects demonstrated experience in an area helpful to the Board, including: high level leadership experience in business or administrative activities; specialized expertise in the industry; breadth of knowledge about issues affecting the Company and its subsidiaries; and, the ability and willingness to contribute special competencies to Board activities. The Nominating and Corporate Governance Committee also considers personal attributes including: personal integrity; loyalty to the Company and concern for its success and welfare and willingness to apply sound independent business judgment; awareness of a director’s vital role in the Company’s and its subsidiaries’ good corporate citizenship and corporate image; time available for meetings and consultation on Company matters; and a willingness to assume fiduciary responsibilities.
How does the Board determine which directors are considered independent?
Pursuant to the Guidelines, the Board reviews director independence at least annually. The Board receives and considers a recommendation regarding independence from the Nominating and Corporate Governance Committee, based upon applicable SEC regulations, the NYSE listing standards and all of the relevant facts and circumstances relating to the independence of each of the members of the Board. By determining that a director is independent, the Board has concluded that the director is independent of management and free from any material relationship with the Company and its subsidiaries (whether directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or its subsidiaries) that would interfere with the exercise of the director’s independent judgment as a member of the Board. The Board also determines whether directors who serve on a committee meet the particular independence requirements for service on that committee.
As a specific example, the Board considered the commercial activities between Univar and Trinseo, the company for which Mr. Pappas is Special Advisor to the Chief Executive Officer. The Board determined that these commercial activities were conducted in the ordinary course of business for the last four years, (including any currently anticipated transactions) and did not conflict with the NYSE independence standards.

Mr. Fox serves on the audit committees of three companies in addition to the Audit Committee of the Company. The Board of Directors has determined that such simultaneous service does not impair the ability of Mr. Fox to effectively serve on the Company’s Audit Committee.

UNIVAR - 2019 Proxy Statement - 28

For further information, please also read the following sections on page 29: (i) “Are there any other material business relationships with entities associated with the Board of Directors?”, and (ii) “What relationships and policies does the Company have with respect to transactions with related persons?”

Are there any other material business relationships with entities associated with the Board of Directors?

The CD&R Investor owns approximately 8.2% of the outstanding shares of the Company’s common stock. As a result, the CD&R Investor exercises influence over matters requiring shareholder approval.
The Fourth Amended and Restated Certificate of Incorporation provides that the Company, on its behalf and on behalf of its subsidiaries, renounce and waive any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities that are from time to time presented to CD&R Investor, or its respective officers, directors, agents, stockholders, members, partners, affiliates or subsidiaries, even if the opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. CD&R Investor or its respective agents, stockholders, members, partners, affiliates or subsidiaries will not generally be liable to the Company or any of its subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues, acquires or participates in such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to the Company or its subsidiaries unless, in the case of any such person who is a director or officer, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer. Consequently, CD&R Investor may compete with the Company.
Those members of the Board of Directors who are affiliated with the CD&R Investor may also have indemnification agreements or protections from the CD&R Investor relating to their service on the Board of Directors. Please also see the immediately following section “What relationships and policies does the Company have with respect to transactions with related persons?”
What relationships and policies does the Company have with respect to transactions with related persons?
The Company has adopted a written policy regarding transactions with related persons. When the Company is a proposed participant in a transaction where a related person, as defined in Item 404 of SEC Regulation S-K, has or will have a direct or indirect material interest, then, in addition to all requirements of the Company’s Code of Conduct and the policy, the related person must promptly disclose to the Chairman of the Audit Committee and the General Counsel of the Company such proposed transaction and all relevant material facts.
No related person transaction shall be consummated or shall continue without the approval or ratification of the Audit Committee. It is the policy of the Company that Directors interested in a related person transaction shall recuse themselves from any such vote. The Audit Committee will consider all factors it deems relevant and will approve or ratify only those that are in the best interests of the Company and its stockholders. Set forth below is a summary of certain transactions for the calendar year 2018 among the Company, its directors, executive officers, beneficial owners of more than 5% of any class of the Company’s common stock or preferred stock outstanding and some of the entities with which the foregoing persons are affiliated or associated in which the amount involved exceeds or will exceed $120,000.

UNIVAR - 2019 Proxy Statement - 29

Stockholders’ Agreement
In connection with the consummation of the initial public offering, the CD&R Investor and the Company entered into the Fourth Amended and Restated Stockholders’ Agreement, or the Amended and Restated Stockholders’ Agreement. Under the Amended and Restated Stockholders’ Agreement, CD&R Investor is entitled to nominate one sponsor director for so long as such investor owns at least 5%, but less than 25%, of its shares of the Company common stock held as of the date on which the parties entered into the agreement. The Amended and Restated Stockholders’ Agreement contains customary registration rights for the CD&R Investor’s shares of the Company’s common stock and customary information and access rights.
Indemnification Agreements
The Company also entered into indemnification agreements with the CD&R Investor, Univar N.V. (an affiliate of CVC Capital Partners Advisory (U.S.), Inc.) (“CVC Investor”) and the Temasek Investor, pursuant to which the Company has agreed to indemnify the CD&R Investor, CVC Investor and Temasek Investor and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of the consulting agreements, securities offerings by Company and certain other claims and liabilities.
Transactions in the Ordinary Course of Business
Because of the Company's global scale and the breadth of the CD&R Investor's investments, the Company makes sales to, and purchases from, affiliates of the CD&R Investor and other related parties in the ordinary course of the Company's business. As of January 31, 2018, Temasek reduced its ownership stakes in the Company below 10%. As such, transactions between the Company and Temasek are not considered related party in 2018.
The following table summarizes the Company’s sales and purchases of goods and services with related parties within the ordinary course of business:

	Year ended December 31,
(in millions)	2018	2017	2016
CD&R Investor:
Sales to affiliate companies	$4.5	$5.3	$7.7
Purchases from affiliate companies	$0.1	$6.0	$16.5
Temasek Investor:
Sales to affiliate companies	$—	$10.1	$14.4
Purchases from affiliate companies	$—	$0.7	$10.1

As a result of the purchases and sales reported above, the Company has balances due from (and to) related parties. The following table summarizes the Company’s receivables due from and payables due to related parties:

	December 31,
(in millions)	2018	2017
Due from affiliates	$0.7	$1.0
Due to affiliates	$0.2	$0.2

UNIVAR - 2019 Proxy Statement - 30

How do stockholders or interested parties communicate with the Board?
Pursuant to the Company’s Corporate Governance Guidelines and Director Communication Policy, shareholder communications to the Board of Directors are conveyed to Mr. Stavropoulos, the Lead Director. Interested parties may direct correspondence to the Company’s headquarters address set forth in this Proxy Statement, including in the first paragraph of page one. As part of the Company’s Alertline practices, stockholders and other parties may also bring concerns relating to accounting, internal controls or auditing matters to the attention of Mr. Fox, an independent non-management Director, who is Chairman of the Company’s Audit Committee.

What are the Company’s practices on reporting of concerns regarding accounting?
The Company has established practices on reporting of concerns regarding accounting and other matters in addition to the Company Director Communication Policy. Any person who has a concern about the conduct of the Company or any of its personnel, with respect to accounting, internal accounting controls, auditing matters or other concerns, may (where permitted), in a confidential or anonymous manner, communicate that concern to Company management or through the Company’s Alertline at 1-866-605-2999 or via web submission at www.univarsolutions.ethicspoint.com. If any person believes that he or she should communicate with an individual who is not a member of Company management, he or she may contact Mr. Fox, Chairman of the Company’s Audit Committee. The Alertline permits the interested party to directly contact Mr. Fox.
Who chairs the Company’s executive sessions?
Mr. Newlin is the Company's Executive Chairman of the Board and chairs the executive sessions. Mr. Stavropoulos is Lead Director.
What are the Company’s Corporate Governance Guidelines and Ethics Policies?

•
Board Committee Charters. The Audit, Compensation, and Nominating and Corporate Governance Committees of the Board of Directors operate pursuant to written charters. All of the Committee charters are available on the Company’s website at www.univarsolutions.com/investors.

•
Corporate Governance Guidelines. The Board of Directors has documented its corporate governance principles in the Guidelines, which were adopted to reflect certain best practices and requirements of the NYSE. The Guidelines are available on the Company’s website at www.univarsolutions.com/investors.

•
Code of Conduct and Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Univar’s Code of Conduct emphasizes the Company’s commitment to the highest standards of business conduct. The Code of Conduct also sets forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Code in a confidential manner. The Code of Conduct applies to the Board of Directors and to all employees of the Company including the principal executive officer, the principal financial officer and the principal accounting officer. Univar’s executive and financial officers also adhere to Univar’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Periodically, the Directors, officers and certain management employees in the Company are required to complete a conflict of interest questionnaire and certify in writing that they have read and understand the Code of Conduct. The Code of Conduct and Code of Ethics for the Chief Executive Officer and Senior Financial Officers are available on the Company’s website at www.univarsolutions.com/investors or by contacting the Secretary to receive a written copy.

UNIVAR - 2019 Proxy Statement - 31

What other significant Board practices does the Company have?

•
Private Executive Sessions. The non-management members of the Board of Directors conduct executive session meetings during the majority of their quarterly meetings in which no member of management is present to discuss any matter selected by a member. Further, the Company’s independent directors conduct meetings periodically as required by SEC standards and the Company’s Corporate Governance Guidelines.

•
Advance Materials. Information and data important to the directors’ understanding of the business or matters to be considered at a Board or Board Committee meeting are, to the extent practical, distributed to the directors sufficiently in advance of the meeting to allow careful review prior to the meeting.

•
Board and Committee Self-Evaluations. The Board conducts an annual self-evaluation, which is completed by each member of the Board. This evaluation focuses on the Board’s contribution to the Company and the Board’s process and procedures. In addition, the Audit, Compensation and Nominating and Corporate Governance Committees also conduct a similar annual self-evaluation, each of which is reviewed by the relevant committee chair. The results of Board evaluations are reviewed by the Nominating and Corporate Governance Committee and the Board may take action based on identified opportunities for improvement. If and as appropriate, the committee chairs, the Lead Director or the Chairman of the Board will have individual discussions with directors to explore issues identified through the self-assessment process and otherwise. General governance issues are considered by the Nominating and Corporate Governance Committee and may result in recommendations to the Board. Implementation of majority voting, recommendation of annual elections for all directors and consideration of the Proxy Access Right are examples of the Board’s response to the self-evaluation process.

What access do the Board and Board Committees have to management and to outside advisers?

•
Access to Management and Employees. Directors have full and unrestricted access to the management and employees of the Company. Additionally, key members of management attend Board meetings to present information about the results, plans and operations of the business within their areas of responsibility.

•
Access to Outside Advisers. The Board and its Committees may retain counsel or consultants without obtaining the approval of any officer of the Company in advance or otherwise. The Audit Committee has the sole authority to retain and terminate the independent auditor. The Nominating and Corporate Governance Committee has the authority to retain search firms to be used to identify director candidates. The Compensation Committee has the authority to retain compensation consultants for advice on executive compensation matters.

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Stock Ownership Information
The tables below and the accompanying footnotes show information regarding the beneficial ownership of the Company’s common stock as of March 11, 2019, unless otherwise indicated.
The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of (or to direct the disposition of) such security. A person is also deemed to be a beneficial owner of any securities that such person has a right to beneficially acquire within 60 days. Securities that can be acquired within 60 days are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s ownership percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Percentage computations are based on 1shares of common stock outstanding as of March 11, 2019.
What is the equity ownership of officers and directors?
The following table sets forth information with respect to the beneficial ownership of Univar's common stock as of March 11, 2019 by each member of the Board of Directors and each nominee; each of the Company's named executive officers in the section titled Executive Compensation, and all of the Board of Directors and Executive Officer's of the Company as a group.
Who are the Company’s largest stockholders?
Based solely on the information filed with the SEC on Schedule 13G for the fiscal year ended December 31, 2018, the following table sets forth those stockholders who beneficially own more than five percent of Univar's common stock:

Name of Beneficial Owner	Shares of Common Stock Owned	Percent
Iridian Asset Management LLC	12,563,968	8.9
CD&R Univar Holdings, L.P. and related funds	11,594,269	8.2
Dahlia Investments Pte. Ltd. and related funds	11,598,695	8.2
FMR LLC	8,656,396	6.1
The Vanguard Group	9,911,826	6.9
The Baupost Group, LLC	9,500,000	6.7
Longview Asset Management, LLC	8,460,564	5.9
TPG Group Holdings (SBS) Advisors, Inc.	9,497,550	5.6

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Name of Beneficial Owner	Shares of Common Stock Owned (1)	Percent
Joan Braca	8,639	*
Mark J. Byrne	18,735	*
Jeffrey W. Carr	12,671	*
Daniel P. Doheny	22,900	*
Mark M. Fisher	16,095	*
Richard P. Fox	19,735	*
Rhonda Germany Ballintyn	12,257	*
David C. Jukes	105,011	*
Carl J. Lukach	161,064	*
Edward J. Mooney	19,155	*
Stephen D. Newlin	326,725	*
Christopher D. Pappas	87,973	*
Kerry J. Preete	12,574	*
Nick Powell	1,230	*
William S. Stavropoulos	18,735	*
David H. Wasserman	0	*
Robert L. Wood	15,655	*
All directors and named executive officers as a group (17 persons)	858,154
* Share ownership does not exceed one percent.

(1) Represents the following for each beneficial owner: (i) shares of common stock held, (ii) Restricted Stock Units ("RSUs") that will vest within 60 days of March 11, 2019, (iii) Deferred Stock Units ("DSUs") that will vest within 60 days of March 11, 2019 and (iv) options exercisable within 60 days of March 11, 2019.
Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to the Company’s knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Univar Inc., 3075 Highland Parkway, Suite 200, Downers Grove, Illinois 60515.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the directors, executive officers and persons who own more than ten percent of the outstanding shares of Univar common stock to file with the SEC reports of their ownership and changes in their ownership of the Company’s common stock. Directors, executive officers and greater-than-ten percent stockholders are also required to furnish the Company with copies of all ownership reports they file with the SEC. To the Company’s knowledge based solely upon a review of the copies of such forms furnished to the Company, and on written representations from the reporting persons, the Company believes that all Section 16(a) filing requirements were met during 2018, except that one late report was filed on Form 4 for Ms. Joan Braca , which involved the vesting of two tranches of restricted stock.

UNIVAR - 2019 Proxy Statement - 34

Audit Committee Report
Who serves on the Audit Committee of the Board of Directors?
The members of the Audit Committee, as of the date these proxy materials were first sent or made available to stockholders, are Rhonda Germany Ballintyn, Daniel P. Doheny, Richard P. Fox, and Robert L. Wood. The Board of Directors has determined that Ms. Germany Ballintyn, Mr. Doheny, Mr. Fox, and Mr. Wood are “independent” within the meaning of the applicable rules of both the NYSE and the SEC. The Board of Directors has also determined that each member of the Audit Committee is financially literate and that Mr. Doheny, Mr. Fox and Mr. Wood are “audit committee financial experts” within the meaning of the rules of the SEC.
What document governs the activities of the Audit Committee?
The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee’s responsibilities are set forth in this charter. The charter is available on the Company’s website at www.univarsolutions.com/investors.
What are the responsibilities of the Audit Committee?
The Company’s Audit Committee is responsible, among other things, to:

•	make decisions about the appointment or replacement of the independent auditor for the Company;

•	pre-approve any work performed by such independent auditor;

•
assist the Board in monitoring the integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the independent auditor, the Company’s internal audit function and the Company’s compliance with its Code of Conduct;

•
annually review an independent auditor’s report describing, among other things, the auditing firm’s internal control procedures and any material issues raised by the most recent internal control review, or peer review, of the auditing firm;

•
discuss and review the annual audited financial and quarterly statements with management and the independent auditor (including disclosures in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), review and approve financial information before submission to the SEC and monitor the Company’s Sarbanes-Oxley internal control compliance on an annual basis;

•	discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	discuss policies with respect to risk assessment and risk management;

UNIVAR - 2019 Proxy Statement - 35

•	meet separately, periodically, with management, the internal auditors and the independent auditor;

•	review with the independent auditor any audit problems or difficulties with management’s responses;

•	set clear hiring policies for employees or former employees of the independent auditor;

•	annually review the adequacy of the Audit Committee’s written charter;

•	prepare any report or other disclosure by the Audit Committee required to be included in any proxy statement under the rules of the SEC;

•	handle such other matters as delegated to the Audit Committee by the Board of Directors;

•	report regularly to the full Board of Directors; and

•	self-evaluate the performance of the Audit Committee.
The Committee met five times during 2018. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks, including, without limitation, review and pre-approval of earnings releases and securities filings. The Committee’s meetings include, whenever appropriate, private sessions with the independent auditor and with the internal auditors, in each case without the presence of the Company’s management.
The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct audits or accounting reviews or procedures. The Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditor included in its report on the Company’s financial statements.
What matters have members of the Audit Committee discussed with management and the independent auditor?
As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent auditor all annual and quarterly financial statements prior to their issuance. During 2018, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting and disclosure issues with the Committee. These reviews include discussion with the independent auditor of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended PCAOB in Rule 3200T, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee has also discussed with the independent auditor matters relating to its independence, including a review of audit and non-audit fees and written disclosures from the independent auditor to the Committee pursuant to applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Committee also considered whether non-audit services provided by the independent auditor are compatible with the independent auditor's’ independence and conducted its annual performance evaluation of the independent auditor.

UNIVAR - 2019 Proxy Statement - 36

Has the Audit Committee made a recommendation regarding the audited financial statements for the year ended December 31, 2018?
Based on the Committee’s discussion and review with management and the independent auditor and the Committee’s review of the representations of management and the written disclosures and report of the independent auditor to the Board of Directors, the Committee recommended to the Board of Directors that it include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

This report has been furnished by the members of the Audit Committee:
Richard P. Fox, Chairman
Daniel P. Doheny
Rhonda Germany Ballintyn
Robert L. Wood

UNIVAR - 2019 Proxy Statement - 37

Executive Officers
The following table sets forth information about the Company’s executive officers as of March 11, 2019:

Name	Age	Title	Positions Held Since January 1, 2014
Stephen D. Newlin	65	Executive Chairman
May 2018 to present served as Executive Chairman of the Board. From May 2017 to May 2018 served as Chief Executive Officer and Chairman of the Board. November 2016 to May 2017 served as President, Chief Executive Officer, and Chairman of the Board. May 2016 to November 2016 served as President and Chief Executive Officer. Prior to Univar, Chairman, President and Chief Executive Officer of PolyOne Corporation from 2006 -2014. From 2003 to 2006 Mr. Newlin was President, Industrial Sector at Ecolab, Inc. Prior to Ecolab, Mr. Newlin spent 24 years at Nalco Chemical Company in positions of increasing responsibility, and served as President and Director of Nalco from 1998 to 2001, and was President, Chief Operating Officer, and Vice Chairman from 2000 to 2001.

David C. Jukes	59	President and Chief Executive Officer
May 2018 to present served as President and Chief Executive Officer. May 2017 to May 2018 served as President and Chief Operating Officer. June 2016 to May 2017 served as Executive Vice President and President of Univar USA, and President of Latin America (LATAM) since September 2015. From 2011 to 2016, Mr. Jukes served as President of Univar EMEA from July 2009 to January 2011.

Carl J. Lukach	63	Executive Vice President, Chief Financial Officer
December 2014 to present served as Executive Vice President, Chief Financial Officer. Prior to Univar, a 34-year career at DuPont, including President of DuPont East Asia and Vice President of Investor Relations. Prior to DuPont, he worked as a certified public accountant.

Mark M. Fisher	49	President, USA
January 2018 to present served as President of the Company's USA business segment. From 2011 to December 2017 Mr. Fisher worked for Owens & Minor Inc. From 2016 to December 2017 he was Vice President and General Manager Mid-South. From 2013 to 2016 Vice President, Distribution Network. From 2011 to 2013 Regional Vice President Central.

UNIVAR - 2019 Proxy Statement - 38

Jeffrey W. Carr	63	Senior Vice President, General Counsel and Secretary
May 2017 to present served as Senior Vice President, General Counsel, and Secretary of the Company. Prior to joining Univar, Mr. Carr was president of ValoremNext LLC. Prior to that role, Mr. Carr was Senior Vice President, General Counsel and Secretary of FMC Technologies, where he held various roles since 1993.

Nick Powell	52	President, EMEA & APAC
January 2017 to present served as President of the Company's Europe, Middle East, and Africa (EMEA) and Asia Pacific (APAC) business segments. Mr. Powell joined Univar in 2009, establishing Univar's Middle East and Africa business. In 2014, Mr. Powell assumed leadership of EMEA's Focused Industries, and in late 2015 assumed leadership of APAC operations.

Jorge Buckup	51	President, LATAM
November 2017 to present served as President of the Company's Latin America segment. Mr. Buckup joined Univar in February 2012 as Vice President of Finance of Univar Brazil and has served as Vice President of Finance of Latin America since 2015. Before joining Univar, Mr. Buckup was CFO for the joint venture between Dow/Mitsu in Brazil.

Kimberly Dickens	57	Senior Vice President, Chief Human Resources Officer
April 2018 to present served as Senior Vice President and Chief Human Resources Officer of the Company. From March 2014 to March 2018, Ms. Dickens served as Vice President and Chief Human Resources Officer at Dycom Industries.

Ian Gresham	43	Vice President, Chief Digital Officer
March 2019 to present served as Chief Digital Officer. March 2017 to March 2019 served as Chief Marketing Officer. Prior to Univar, Mr. Gresham was Senior Vice President of Brands division of Sherwin-Williams Co. He joined Sherwin-Williams in April 2013 as Vice President of Marketing for Diversified Brands, Paints, and Sundries.

Brian Herington	51	Senior Vice President, Chief Commercial Officer
March 2019 to present, served as Senior Vice President and Chief Commercial Officer. October 2016 to February 2019 served as Executive Vice President of Chemicals at Nexeo Solutions. Prior to that that he served as Regional Division Head-Americas at ABB beginning in June 2011.

Michael J. Hildebrand	54	President, Canada and Global Agriculture and Environmental Sciences
October 2014 to present served as President of Canada, Global Agriculture and Environmental Sciences for the Company. January 2013 to October 2014 served as Vice President Global Agriculture & Environmental Sciences for the Company.

Jennifer A. McIntyre	55	Senior Vice President and Chief Integration Officer
March 2019 served as Senior Vice President and Chief Integration Officer. January 2018 to February 2019 served as Senior Vice President and Chief Supply Chain Operations Officer. December 2014 to December 2017 served as Vice President Supply Chain Operations, USA.

UNIVAR - 2019 Proxy Statement - 39

Executive Compensation

The Executive Compensation Section is organized as follows:

Compensation Discussion and Analysis	41

Compensation Decision Making Practices	44
Compensation Practices and Programs	46
Elements of Company's Executive Compensation	48

Compensation Committee Report	56

Executive Compensation Tables	57

Summary Compensation Table	57
Grants or Plan-Based Awards	58
Outstanding Equity Awards	61
Stock Vested	62

CEO Pay Ratio	67

UNIVAR - 2019 Proxy Statement - 40

Compensation Discussion and Analysis
The Company’s compensation discussion and analysis ("CD&A") provides information regarding the Company’s compensation philosophies, plans and practices and the governance of those matters. This section also provides information about the material elements of compensation that were paid to or earned by the Company’s “named executive officers,” or NEOs, for fiscal year 2018 who consist of the following:

Name	Position
Stephen D. Newlin	Executive Chairman
David C. Jukes	President and Chief Executive Officer
Carl J. Lukach	Executive Vice President and Chief Financial Officer
Mark M. Fisher	President, USA
Jeffrey W. Carr	Senior Vice President, General Counsel and Secretary
Nick Powell	President, EMEA and APAC
Leadership Changes
Mr. Newlin, who previously served in the role of Chairman, stepped down from his role of President and Chief Executive Officer effective May 9, 2018 and will continue to serve in the role of Executive Chairman.
The Board of Directors approved the appointment of Mr. Jukes as the Company’s President and Chief Executive Officer effective May 9, 2018. Mr. Jukes previously served in the roles of President and Chief Operating Officer and Executive Vice President and President of Univar USA and LATAM.
In addition, effective January 1, 2018, Mr. Mark M. Fisher joined Univar as President, USA.
2018 Company Performance

In 2018, the Company's business transformation continued, and through execution against its strategic priorities of Commercial Greatness, Operational Excellence, and One Univar, is driving high performance, and focused on delivering unsurpassed value to stakeholders.

Led by Mr. Jukes, the Company has made rapid advancement on its goals as set forth by the Board including:

•	deliver step change in sales effectiveness, including a positive net customer churn rate;

•	improves safety performance by reducing total case incident rate by 20%; and

•	drive progress in supply chain and delivery performance.

In 2018, Adjusted EBITDA grew 7.8%, and the Company deployed its strong cash flow to reduce its net debt/Adjusted EBITDA ratio to 3.5. Improved sales force execution resulted in USA volume growth for the first time since 2014. The Company also announced the acquisition of Nexeo Solutions, to accelerate its transformation and growth.

The table below details key 2018 Company results, compared to the 2017 and 2016 fiscal years.

Measure	2018	2017	2016
Adjusted EBITDA(1)	$640.4	$593.8	$547.4
Net (Loss) Income(2)	$289.9	$119.8	$(68.4)
Net Cash Provided from Operating Activities	$172.3	$278.9	$449.6

(1) Does not reflect currency adjustments. For a complete discussion of the method of calculating Adjusted EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of the Company’s Form 10-K filed with the SEC on February 21, 2019).
(2) Included non-cash charges of $252 million in 2016.

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2018 Pay and Performance Alignment
The Company’s executive compensation programs are designed to link pay with performance. Our 2018 compensation results reflect our pay-for-performance philosophy of aligning executive compensation directly with our financial performance.
As described more fully below, Adjusted EBITDA and Working Capital are key metrics in assessing performance under our incentive plans. For 2018, NEOs received incentive compensation payouts that were commensurate with the Company's financial performance.
In addition, our executive team is further linked to stockholders through the delivery of a significant component of their total target compensation in stock-based compensation. In 2018, Univar delivered negative return to its stockholders. (See the following chart.) These results are reflective of the market as a whole. In 2018, the Company further linked its executive team to long-term performance goals by introducing performance-based restricted stock unit awards that reward for the achievement of Adjusted EBITDA and Adjusted EPS goals over a three-year performance period. Along with the decreased shareholder return shown below, realizable grant values for Executives experienced similar decreases. For example, outstanding stock options from 2017 and 2018 had no intrinsic value as of December 31, 2018.

Compensation Philosophy and Objectives
The Compensation Committee (the "Committee") and management have designed compensation programs intended to create a performance culture and drive the Company's strategies of Commercial Greatness, Operational Excellence and working as One Univar. In particular, the compensation programs have the following objectives to:

•	enable the Company to attract, retain, motivate and reward high performing senior leaders;

•	link pay to performance and reward both annual and long-term Company performance while not encouraging excessive risk-taking;

•	ensure that senior leaders are invested in the Company so they are aligned with stockholders and share in their success;

•	establish market competitive compensation plans and programs to reward senior leaders; and

UNIVAR - 2019 Proxy Statement - 42

•
strategically align business and functional units within the Company and pay for performance by rewarding senior leaders, management and employees for driving profitable growth, managing working capital and generating healthy cash flows, all while recognizing and balancing unnecessary risks.

The Company seeks to provide compensation and benefit programs that reward performance, support its business strategies, objectives and financial goals, and attract, retain and develop individuals with necessary expertise and experience to manage the business for the best interest of its stockholders. The Company’s incentive programs are designed to encourage performance and results that will create value for the Company and its stockholders.
Compensation Decision Making Process
Role of the Compensation Committee
The Committee is responsible for reviewing and approving the compensation and benefit plans of the Company’s senior officers, including its NEOs, authorizing and ratifying stock incentive compensation and other incentive arrangements, and authorizing related agreements. Specifically, as part of their oversight of the executive compensation programs, the Committee periodically, among other things:

•	reviews and approves compensation-related performance goals and other objectives of the CEO and recommends and approves CEO compensation elements;

•	reviews and approves the compensation of the individuals reporting to the CEO;

•	reviews and consults with the CEO on selection of officers and evaluation of executive performance and other matters;

•	develops and recommends compensation for non-employee directors to the Board for approval;

•	reviews and establishes the peer group companies used as a reference to benchmark company performance and executive officer compensation;

•	oversees compliance with SEC guidelines and reviews and approves executive compensation policies, such as share ownership requirements and clawback policy;

•	references tally sheets, which provide a comprehensive overview of the compensation and benefits for executive officers;

•	sets the specific performance targets for incentive awards to govern the compensation paid to the Company’s senior officers; and

•	retains independent consultants to advise the Committee and confirms with the consultant that total compensation paid to each executive officer is appropriate.
Role of the Independent External Advisor
The Compensation Committee has engaged Semler Brossy Consulting Group LLC as its independent external advisor. The Committee considers analysis and advice from Semler Brossy when making compensation decisions and recommendations for the CEO and other NEOs. When appropriate, Semler Brossy obtains input from management to ensure their advice and recommendations reinforce the Company’s business strategy, principles and values. In 2018, the Committee re-evaluated and confirmed the independence of Semler Brossy against the NYSE guidelines and found there to be no conflicts.
During 2018, Semler Brossy assisted the Committee upon the Committee's request by:

•	analyzing and recommending the peer group;

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•	benchmarking compensation in order to assess base salary, annual incentive plan targets and long-term incentive targets with that of peers and the competitive market;

•	advising on the long-term incentive program and design;

•	conducting a market assessment of change-in-control and severance practices for Executives;

•	advising on CEO compensation and the CEO transition;

•	advising on Executive Chairman compensation; and

•	assisting in the development of the Company’s 2018 outside director compensation plan, which is discussed in greater detail under “Compensation of Directors”.
Competitive Market Pay Information
Our compensation programs are designed to be competitive with companies of comparable size and industry with whom we compete for executive talent. We review competitive market compensation data annually related to salary, annual incentives and long-term incentives. The market compensation data is used as one of several reference points for determining the form and amount of compensation. To determine actual compensation amounts, the Compensation Committee uses its discretion and considers other factors, in addition to the peer group and competitive market data, such as the responsibilities, performance, contributions and experience of each NEO.
In reviewing competitive market data for 2018, peer group data is supplemented with broader chemical industry and general industry data.
The peer group for Univar was developed using specific selection criteria to screen for companies that are comparable in size, have similar business economics, and which may be a potential source/destination of executive talent. Specific criteria included:

•	U.S. based;

•	industry profile (distribution and chemical/gas businesses);

•	comparative revenue and profitability (EBITDA);

•	similar distribution, product offerings and capabilities; and

•	availability of publicly disclosed information.

For purposes of making compensation decisions in early 2018, the compensation benchmarking peer group consisted of the following companies:

Ashland Global Holdings	LKQ Corp.	Stepan Co.
Celanese	MRC Global	The Sherwin-Williams Co.(2)
The Chemours Company	Nexeo Solutions(1)	The Valspar Corp.(2)
FMC Corp.	Olin Corp.	Watsco, Inc.
Genuine Parts Co.	PolyOne Corp.	WESCO International, Inc.
HD Supply Holdings	RPM International	W.W. Grainger, Inc.
Huntsman Corp.

(1)	Nexeo Solutions removed as a peer company in 2019 following the completion of Univar's acquisition of Nexeo Solutions in February 2019.

(2)
The Committee decided to remove the Sherwin-Williams Co. and the Valspar Corp. as peers in 2019 due to the closing of Sherwin-Williams' acquisition of Valspar. They will be replaced as peers by Mosaic and Trinseo in 2019.

The Committee annually reviews and updates this peer group with input provided by Semler Brossy.

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Compensation Practices and Programs
The Company’s executive compensation practices and programs include features intended to drive important performance results and to discourage employees from taking unnecessary and excessive risks.
Risk Assessment
In 2018, the Company reviewed our executive and non-executive compensation programs, including pay mix and the metrics and design of our short-and long-term incentive programs. Our incentive compensation programs include risk-mitigating components such as:

•	multiple performance metrics;

•	robust performance measure selection and goal setting;

•	balanced mix of short-term and long-term incentives;

•	balanced mix of long-term incentive components -- time-and performance-based restricted stock units (RSUs) combined with stock options;

•	clawback provisions to recoup incentive compensation; and

•	stock ownership requirements.

Based upon the risk assessment and the Committee's discussions, the Committee has determined that none of the compensation programs encourages or creates excessive risk-taking, and none is reasonably likely to have a material adverse effect on the Company.
Stock Ownership Requirements
The Company believes that the financial interests of its directors and executive officers should be aligned with those of its stockholders. The Company has stock ownership requirements to assure that the compensation for executive officers aligns with the performance of the Company and its shareholder value.
The following table provides the ownership requirements for Executive Officers, all of whom have met or are on track to meet the requirements with the required period of time.

Position	Multiple of Base Pay
Chief Executive Officer	5X
Executive Vice President	3X
Other Executive Officers	2X
The following table provides the ownership requirements for Company directors, effective January 1, 2018:

Position	Multiple of Annual Cash Retainer
Non-Employee Directors	5X
Company officers and non-employee directors are expected to attain their ownership requirements within five years from the time the requirements become applicable. The following forms of equity are counted in determining compliance with this policy:

•	shares of Univar common stock owned outright or beneficially;

•	Restricted Shares, Performance Shares or Restricted Stock Units even while unvested;

•	vested and unvested stock options, intrinsic value only (i.e., difference between a 200-day trailing average for the stock price and the option's strike price).

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Until the ownership requirements are met, the participant shall be prohibited from selling Company shares (other than to fund the payment of taxes upon the vesting of performance-based restricted stock units, restricted stock units or restricted stock).
Clawback Policy
The Company has a policy for the reclamation of incentive compensation (the “Clawback Policy”) that covers current and former employees of the Company. The Clawback Policy allows the Company to recover incentive compensation in the event that a financial statement used as the basis of calculating awards under an incentive plan is required to be restated. The Clawback Policy, approved by the Committee in February 2018, applies to incentive-eligible employees as follows:

•	Executive Officers: The policy has a no-fault provision and therefore applies whether or not the executive officer was involved in the cause of the restatement.

•
Other Employees: The policy applies when a financial statement is required to be restated to correct a material error and an intentional action or failure to act by an employee or employees that was part or all of the cause for the material error in the previously issued financial statements.

The amount of the clawback is calculated as the portion of incentive compensation paid which exceeds what would have been paid with the restatement.

Stock Grant Dating Policy
The Company has adopted the following policies in regard to equity grants in an effort to provide that granting practices remain neutral in regard to participant benefit. Annual grants will be deemed granted on the date of the Committee’s meeting where such annual grants are approved. The date of this meeting is set during the prior year. The exercise price of stock option grants or the value price for other stock awards will be the closing stock price on that date.
For equity grants to participants outside of the annual grant process (i.e., in the event of new hire, promotion or other event), the triggering event is intended to be the employment start date or the promotion date. The exercise price for such stock option grants or the value price for other stock awards will be the closing stock price on the fifth business day of the month following the month during which the triggering event occurred.
Limited Trading Windows; No Hedging or Pledging Transactions
Generally, Executive Officers and Directors can trade Univar’s stock only when there is not a trading blackout in place. In addition, Executive Officers are prohibited from engaging in hedging and pledging transactions.

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Elements of the Company’s Executive Compensation Program
During fiscal year 2018, the compensation program for executives, including NEOs, consisted of base salary, short-term incentive compensation, long-term incentive compensation and certain benefits.
Set forth below is a chart outlining each element of the executive compensation program, the objectives of each component, and the key measures used in determining each component.

Pay Component	Purpose and Key Features	Primary Metrics

Base Salary	• Compensates for expected day-to-day contribution • Provides competitive pay to attract and retain executives • Delivered in cash	• Individual performance • Market pay rates • Skills, experience and expertise

Annual Cash Incentives	• Short-term, at-risk compensation • Focus on the achievement of annual operating plan financial objectives • Maximum payout is capped at 200% of target • Delivered in cash	• Corporate and business unit Adjusted EBITDA-related goals and relative earnings performance • Corporate and business unit working capital • Individual objectives and performance

Equity Awards
•    Long-term, at-risk compensation
• Aligns executives with the long-term interests of stockholders and creates an "ownership culture"
•    Recognizes executive's recent performance and potential future contributions
•    Provides a total compensation opportunity with payouts varying based on operating and stock price performance
•    Delivered in stock
• Growth in long-term operating goals and stock value • Equity ownership and alignment with stockholders • Retention of executives
Executives are eligible to participate in benefit programs available to the broader employee population. Additional benefits specific to the executive compensation program include non-qualified retirement benefit plans, reimbursement of financial planning and physical examination expenses and change-in-control benefits.
A description of each component of compensation for the NEOs in 2018 is below, including a discussion of the factors considered in determining the applicable amount payable or achievable under each component.
Determination of Executive Officer Compensation
Base Salary
Base salaries are set to attract and retain executive talent. The determination of any particular executive’s base salary considers individual performance and contribution, experience in the role, market rates of pay for comparable roles and internal equity. Each year, the Company’s Chief Executive Officer proposes base salary adjustments, if any, for all NEOs, excluding himself, based on performance, changes in responsibilities, market data and other relevant factors. His proposal is subject to review and approval, with or without modifications, by the Committee. Adjustments to the CEO's salary are initiated and approved by the Committee directly.

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Salary increases are discretionary, and during 2018 the CEO recommended salary adjustments for each of the NEOs effective July 2018, with the exception of Mr. Fisher who joined the Company in January 2018. Based upon the CEO's recommendation, the base salary increases for Messrs. Lukach, Carr and Powell were 3.0%, 3.0% and 5.3%, respectively. The actual base salary earned by the NEOs in 2018 in reported in the Salary column of the Summary Compensation Table.
Annual Cash Incentives
Annual cash incentives are designed to focus the NEOs on achieving results against key financial metrics for the Company as a whole or, as applicable, for the individual business units that the NEOs lead. By conditioning a significant portion of the NEOs total cash compensation on the Company’s annual performance, the program reinforces the focus on achieving profitable growth and managing working capital, all while managing risk.

All of the Company’s NEOs participate in the Management Incentive Plan, or MIP, which provides annual cash incentives based on performance against key financial metrics. The metrics and weights are recommended by management each year to the Committee, which then proposes adjustments as needed and approves the final plan metrics and weights. The Committee has the discretion under the MIP to vary or eliminate performance goals and metrics.
The MIP is designed to pay out cash awards both when the Company meets or exceeds its corporate and business unit performance goals for the year and when NEOs meet or exceed applicable individual goals. Based upon the level of performance achieved, actual incentives can range from zero to 200% of the target payout amount.
MIP target payouts to the Company’s NEOs (other than the CEO) are defined as a percent of base salary. Under his employment agreement as Chief Executive Officer, Mr. Newlin’s annual MIP target amount was $1.5 million; this was prorated for his time as Chief Executive Officer (January 1, 2018 - May 8, 2018). Upon assuming the role of Chief Executive Officer on May 9, 2018, Mr. Jukes' annual MIP target was 100% of base salary, prorated for his time in the role. Annually, the target incentive amounts for our NEOs are reviewed by the Committee and adjusted as appropriate based on external market data, changes in roles and responsibilities, and internal equity. Other than increases to target incentive amounts in connection with the promotion for Mr. Jukes and change in role for Mr. Newlin, no changes were made to target incentive amounts for our NEOs for 2018.
Incentives under the 2018 MIP are funded based on performance with respect to the following internal metrics at the corporate and geographic segment level.

•
Corporate or Business Unit Adjusted EBITDA—For purposes of calculating payouts under the MIP, Adjusted EBITDA for a business unit is calculated as Adjusted EBITDA assessed on the basis of budgeted exchange rates to neutralize the effect of currency fluctuations, adjusting for any variance in corporate cost allocations and excluding the impact of any acquisitions (except when the actual performance is better or worse than the approved business case).

The Corporate Adjusted EBITDA goal for 2018 was approved by the Compensation Committee as $653.7 million.

•
Corporate or Business Unit Average Working Capital—For purposes of calculating payouts under the MIP, Average Working Capital is calculated by dividing a 13 point straight average of month-end working capital (December of the preceding year through December of the covered year) by the last twelve months of external net sales. This result is then also adjusted to neutralize the effect of currency fluctuations.

In addition, the MIP provides for NEOs to have their individual incentive awards impacted up or down by up to 25% based on an assessment of individual performance and contributions. For 2018 performance, the NEOs achieved their individual performance objectives and no adjustment was provided to the calculated awards. The NEOs' individual performance objectives are not disclosed as it would result in competitive harm.

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The performance criteria are generally established in a manner that permits the MIP participants to earn incentives at target levels for target performance, below target levels for below target performance and above target with a cap at 200% of targeted levels (maximum) for above target performance. Payouts at performance levels between threshold, target and maximum are based on interpolation.
A portion of Mr. Newlin's 2018 MIP opportunity as set forth in the table below was based on the success of strategic initiatives related to the transition of the CEO role to Mr. Jukes. These initiatives are not disclosed as it would result in competitive harm. The Board and Committee assessed Mr. Newlin's performance in 2018 against these initiatives.
For 2018, individual MIP targets and the performance metrics and weights for the NEOs who were employed at December 31, 2018 are described in the table below.

		Incentive Funding Weighting
Executive	Aggregate Individual Target	Corporate Adjusted EBITDA	Corporate Average Working Capital	Business Unit Adjusted EBITDA	Business Unit Average Working Capital	Strategic Initiatives	Business Unit Payout Allocation
Stephen D. Newlin (1/1/2018- 5/8/2018)	$1.5 million	50.25%	16.75%			33%	Corporate results against target
Stephen D. Newlin (5/9/2018- 12/31/2018)	100% of base salary	50.25%	16.75%			33%	Corporate results against target
David C. Jukes (1/1/2018- 5/8/2018)	90% of base salary	75%	25%				Corporate results against target
David C. Jukes (5/9/2018- 12/31/2018)	100% of base salary	75%	25%				Corporate results against target
Carl J. Lukach	80% of base salary	75%	25%				Corporate results against target
Mark M. Fisher	70% of base salary	25%		50%	25%		USA results against target
Jeffrey W. Carr	70% of base salary	75%	25%				Corporate results against target
Nick Powell	60% of base salary	25%		50%	25%		EMEA results against target

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The following chart summarizes the performance and payout levels for each 2018 MIP metric for our NEOs:

	Threshold 50% of Target Payout	Target 100% Payout	Maximum 200% of Target Payout

Corporate Adjusted EBITDA	94% of Goal	100% of Goal	105% of Goal

U.S. Adjusted EBITDA	88% of Goal	100% of Goal	105% of Goal

EMEA Adjusted EBITDA	91% of Goal	100% of Goal	115% of Goal

Corporate Average Working Capital	98% of Goal	100% of Goal	104% of Goal

U.S. Average Working Capital	97% of Goal	100% of Goal	105% of Goal

EMEA Average Working Capital	98% of Goal	100% of Goal	104% of Goal

Stephen D. Newlin

Due to his role change in May 2018, Mr. Newlin's total target MIP opportunity was calculated as $1,045,479 to reflect his target of $1.5 million during his time as Chief Executive Officer, as well as his salary being reduced to $800,000 annually and MIP target being reduced to 100% of salary during his time as Executive Chairman.

For 2018, Mr. Newlin had 67% of his MIP opportunity based on achievement of the corporate performance levels that applied to other corporate executives - namely, of such portion, 75% based on the Corporate Adjusted EBITDA goal and 25% based on the Corporate Average Working Capital goal.

The remaining 33% of Mr. Newlin’s 2018 MIP opportunity was based on the success of strategic initiatives related to the transition of the CEO role to Mr. Jukes approved by the Committee and the Board. These initiatives are not disclosed as it would result in competitive harm. The Committee and the Board approved 180% achievement and payout for this portion of Mr. Newlin's MIP opportunity.

These results yield a 2018 earned MIP payment at 114.8% of target, as shown below:

MIP Metric	2018 Goal	% Goal Achieved	Weight	Payout % Earned
Corporate Adjusted EBITDA	$653.7 million	99.2%	50.25%	94.0%
Corporate Average Working Capital	12.3%	97.6%	16.75%	50.0%
Strategic Initiatives	various	180.0%	33%	180.0%
Total				114.8%

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David C. Jukes

Due to his promotion to Chief Executive Officer in May 2018, Mr. Jukes' total target MIP opportunity was calculated as $811,627 to reflect his salary and MIP target increase. Mr. Jukes had 75% of his MIP opportunity based on the Corporate Adjusted EBITDA goal and 25% based on the Corporate Average Working Capital goal. Based upon 2018 financial results, Mr. Jukes earned a MIP payment for 2018 of 83.0% of target, as shown below.

MIP Metric	2018 Goal	% Goal Achieved	Weight	Payout % Earned
Corporate Adjusted EBITDA	$653.7 million	99.2%	75%	94.0%
Corporate Average Working Capital	12.3%	97.6%	25%	50.0%
Total				83.0%

Carl J. Lukach
For 2018, Mr. Lukach had 75% of his MIP opportunity based on the Corporate Adjusted EBITDA goal and 25% based on the Corporate Average Working Capital goal. Based upon 2018 financial results, Mr. Lukach earned a MIP payment for 2018 of 83.0% of target, as shown below.

MIP Metric	2018 Goal	% Goal Achieved	Weight	Payout % Earned
Corporate Adjusted EBITDA	$653.7 million	99.2%	75%	94.0%
Corporate Average Working Capital	12.3%	97.6%	25%	50.0%
Total				83.0%

Mark M. Fisher
For 2018, Mr. Fisher had 50% of his MIP opportunity based on the U.S. Adjusted EBITDA goal, 25% based on the U.S. Average Working Capital goal, and 25% based on the Corporate Adjusted EBITDA goal, which resulted in a MIP payment for that portion of 2018 of 83.6% of target.

MIP Metric	2018 Goal	% Goal Achieved	Weight	Payout % Earned
U.S. Adjusted EBITDA	$402.7 million	93.5%	50%	72.4%
U.S. Average Working Capital	10.5%	99.8%	25%	95.8%
Corporate Adjusted EBITDA	$653.7 million	99.2%	75%	94.0%
Total				83.6%

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Jeffrey W. Carr
For 2018, Mr. Carr had 75% of his MIP opportunity based on the Corporate Adjusted EBITDA goal and 25% based on the Corporate Average Working Capital goal. Based upon 2018 financial results, Mr. Carr earned a MIP payment for 2018 of 83.0% of target, as shown below.

MIP Metric	2018 Goal	% Goal Achieved	Weight	Payout % Earned
Corporate Adjusted EBITDA	$653.7 million	99.2%	75%	94.0%
Corporate Average Working Capital	12.3%	97.6%	25%	50.0%
Total				83.0%
Nick Powell
For 2018, Mr. Powell had 50% of his MIP opportunity based on the EMEA Adjusted EBITDA goal, 25% based on the EMEA Average Working Capital goal, and 25% based on the Corporate Adjusted EBITDA goal which resulted in a MIP payment for 2018 of 160.4% of target, as shown below. EMEA Adjusted EBITDA and EMEA Average Working Capital are calculated in the same manner as described above for performance at the corporate level, except that only the performance of EMEA is factored into the calculation.

MIP Metric	2018 Goal	% Goal Achieved	Weight	Payout % Earned
EMEA Adjusted EBITDA	$133.4 million	115.9%	50%	200.0%
EMEA Average Working Capital	15.2%	101.9%	25%	147.8%
Corporate Adjusted EBITDA	$653.7 million	99.2%	75%	94.0%
Total				160.4%
The 2018 results described above resulted in the following MIP payments being made to NEOs:

Executive	Financial Segment	MIP Target % of Base Salary	Payout % of MIP Target	MIP Payout	Payout % of Base Salary
Stephen D. Newlin(1)	Corporate	136%/100%	114.8%	$1,200,000	150.0%
David C. Jukes(2)	Corporate	90%	83.0%	$673,651	74.9%
Carl J. Lukach	Corporate	80%	83.0%	$369,184	66.4%
Mark M. Fisher	U.S.	70%	83.6%	$292,600	58.5%
Jeffrey W. Carr	Corporate	70%	83.0%	$269,294	58.1%
Nick Powell(3)	EMEA	60%	160.4%	$385,037	96.2%

(1)	Each portion of Mr. Newlin's bonus payout was prorated for the time served in each applicable role, as described above.

(2)	Each portion of Mr. Jukes’ bonus payout was prorated for the time served in each applicable role, as described above.

(3)	Mr. Powell’s incentive is paid in GBP and is expressed herein in U.S. dollars using a conversion factor of 1.3336 (reflects 2018 monthly average exchange rate).

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Long-Term Incentives
2018 Long-Term Incentive Plan Design
The Committee uses long-term incentives (LTI) as a tool to align our NEOs' interests with stockholders and to build meaningful ownership opportunity in the Company.  The Committee believes that long-term incentive awards should compensate NEOs in a meaningful way for delivering sustainable long-term value to stockholders. LTI awards for the NEOs, except for the CEO, are recommended by the CEO and approved by the Committee. The LTI award for the CEO is initiated and approved directly by the Committee. In 2018, the LTI awards consisted of stock options, time-based restricted stock units and performance-based restricted stock units.
The Company's long-term incentive program has evolved over the last several years to provide a strong sense of ownership and retain key executives while also introducing performance-based equity components (see diagram below). The 2018 long-term incentive award delivered 50% of the long-term incentive grant value to our executive officers in the form of performance-based restricted stock units (PRSUs).
The PRSUs directly support the objectives of linking realized value to the Company's stock price and the achievement of critical performance objectives. The number of PRSUs earned will vary based on results achieved over a three-year period against predetermined performance goals using both Adjusted EBITDA and Adjusted Earnings Per Share (EPS) metrics. The FY2018 - FY2020 performance period is January 1, 2018 through December 31, 2020 and consists of four equally weighted measurement periods: three one-year measurement periods and one three-year measurement period. The achievement of annual and cumulative goals ensure that growth and improvement are a constant focus.

Performance Period	Weighting
2018	25%
2019	25%
2020	25%
Cumulative 2018-2020	25%
Each performance period has a threshold, target and maximum level of performance corresponding to payout levels. The goals for each of the four discrete performance periods are determined at grant. When the awards have been earned after the end of each performance period, this portion is not vested until the end of the three-year period (except in the event of death, disability, retirement or change-in-control). For the purposes of the PRSUs, Adjusted EBITDA is defined consistent with the MIP except for the inclusion of currency fluctuations and acquisitions. PRSUs are not considered vested until the end of the performance period.
For the 2018 performance period, based upon the predetermined goals and 2018 results, 147.5% of the target PRSUs were earned, as detailed in the table below:

PRSU Metric	2018 Threshold ($M) Earns 50% of PRSU Award	2018 Target ($M) Earns 100% of PRSU Award	2018 Maximum ($M) Earns 200% of PRSU Award	2018 Results ($M)	Payout % of Target
Corporate Adjusted EBITDA	$605.8	$644.3	$683.0	$640.4	94.9%
Corporate Adjusted EPS	$1.43	$1.66	$1.73	$1.75	200.0%
Total					147.5%

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Mr. Jukes was granted performance-based RSUs in 2017 based upon achievement of annual 2017, 2018 and 2019, as well as 2017-2019 cumulative Adjusted EBITDA goals. The earned portion for 2018 is shown below.

PRSU Metric	2018 Threshold ($M) Earns 50% of PRSU Award	2018 Target ($M) Earns 100% of PRSU Award	2018 Maximum ($M) Earns 200% of PRSU Award	2018 Results ($M)(1)	Payout % of Target
Corporate Adjusted EBITDA	$594.6	$660.7	$726.7	$654.1	95.0%

(1)	Due to the change in pension accounting rules effective 1/1/2018, the 2018, 2019 and Cumulative 2017-2019 EBITDA Threshold, Target and Max goals will be adjusted by the -$10M estimated annual impact.

Prior to the approval of annual equity awards, the Company presents the Committee with a dilution impact analysis, including a review of the equity grants made under our equity plans against market and peer group benchmarks.
All of the NEOs’ outstanding equity awards at December 31, 2018 under the 2017 Equity Plan, 2015 Equity Plan and the 2011 Equity Plan are set forth below in the Outstanding Equity Awards at Fiscal Year End 2018 table.

2019 Long-Term Incentive Plan Design

With the added business initiatives to support the integration of Nexeo Solutions, as well as the Committee's position to include a more impactful metric in the Long-Term Incentive Plan, the Company will implement a design change for its 2019 Performance-Based RSU grant. The 50% weighting on Adjusted Earnings per Share will be replaced with Return on Invested Capital (ROIC). The Committee believes this creates a stronger link to the Company's day-to-day operations and long-term value creation for Shareholders. Additionally, the Adjusted EBITDA portion of the award will include a multiplier tied to the amount of synergies captured from the integration of Nexeo Solutions. Performance-Based RSUs will still comprise 50% of the overall long-term incentive value granted to each Executive.
Employment and Executive Severance Arrangements with Named Executive Officers
The Company has entered into employment or executive severance agreements with each of its NEOs. The agreements include severance benefits and the specific terms are described under “Agreements with our Named Executive Officers." The Company believes that having severance arrangements with its executives is market competitive and beneficial because it provides retentive value and subjects the executives to key restrictive covenants.

Other Benefits
The general employment benefits provided to the NEOs are generally the same as those provided to other nonunion, salaried employees and include medical, dental, basic life insurance, short and long-term disability insurance, and a tax-qualified 401(k) plan.
In addition to the tax-qualified 401(k) plan, certain NEOs are eligible to participate in a non-qualified, unfunded supplemental defined contribution plan, the Univar USA Inc. Supplemental Valued Investment Plan, or SVIP. The purpose of the SVIP is to provide eligible management or employees of Univar USA Inc. and certain affiliated companies with a deferred compensation plan benefit for amounts that exceed the limits imposed under the 401(k) plan.
The Company provides limited executive benefits to its executive officers, including an executive physical benefit, and reimbursement of certain financial and tax planning costs.

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During 2018, Mr. Jukes also received special housing and tax benefits in connection with his secondment to the U.S. business and related localization to the U.S. Also, the Company has provided housing and educational allowances to Mr. Powell to facilitate his continued transition from his expatriate assignment in Dubai prior to his promotion to President, EMEA & APAC; these allowances ceased effective June 2018.
2018 “Say on Pay” Vote Result
At the Company’s 2018 Annual Meeting, stockholders overwhelmingly approved management’s proposals related to compensation. Of the votes represented at the Company’s 2018 Annual Meeting:
•99% supported the Company’s executive compensation program;
The Compensation Committee believes stockholders prefer a greater portion of executive compensation to be more directly linked to the Company’s performance. The Committee believes that 2018 executive compensation further aligns with this preference. The Compensation Committee will continue to consider input from the Company’s stockholders as it evaluates, and makes determinations regarding the Company’s executive compensation program.

Tax and Accounting Considerations

While the accounting and tax treatment of compensation historically has not been a consideration in determining the amounts of compensation for the Company’s executive officers, the Committee and management have taken into account the accounting and tax impact of various program designs to balance the potential cost to the Company with the value to the executive. The Committee has considered the potential future effects of Section 162(m) on the deductibility of executive compensation paid to our NEOs, as applicable, and for 2018 where appropriate, sought to qualify compensation paid to the covered named executive officers for an exemption from the deductibility limitations of Section 162(m) under the transition period applicable to the Company provided under the Tax Cuts and Jobs Act enacted December 2017, and under the transition relief provided as a new publicly-traded company.

The Univar Inc. 2015 Omnibus Equity Incentive Plan was adopted prior to the Company’s 2015 IPO.  Also, in May 2017, the Company received stockholder approval for the Univar Inc. 2017 Omnibus Equity Incentive Plan and the Univar Inc. Executive Annual Bonus Plan, to facilitate the granting of awards and payment of bonuses to our covered named executive officers to qualify as “performance-based compensation” for an exemption from the deductibility limitations of Section 162(m). The Company’s ability to rely on this exemption in 2018 was limited.  Recently enacted legislation makes certain changes to Section 162(m), most notably repealing the exemption for qualified performance-based compensation for taxable years beginning after December 31, 2017 and expanding the scope of persons covered by its limitations on deductibility.  Accordingly, compensation paid after 2017 to our covered executive officers in excess of $1 million will not be deductible in the United States unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017, or at the time of the Company’s IPO.  In light of these changes, the Committee expects to authorize compensation payments that do not meet exemption requirements for transition relief under Section 162(m) in order to attract, retain and motivate executives.

The expenses associated with executive compensation issued to executive officers and other key associates are reflected in the Company’s financial statements. The Company accounts for stock-based programs in accordance with the requirements of ASC 718, Compensation-Stock Compensation, which requires companies to recognize in the income statement the grant date value of equity-based compensation issued to associates over the vesting period of such awards. For awards with a performance condition, companies are required to recognize compensation cost in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service already has been rendered.  The total amount of compensation cost recognized during and after the requisite service period shall reflect the number of awards that are expected to vest based on the performance target and shall be adjusted to reflect those awards that ultimately vest.

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Compensation Committee Report
The Company’s Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis should be included in this Proxy Statement.
This report has been furnished by the members of the Compensation Committee:
Edward J. Mooney, Chairman
Joan Braca
Christopher D. Pappas
Kerry J. Preete
Robert L. Wood

This Compensation Committee Report is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

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Executive Compensation Tables
Summary Compensation Table
The following table sets forth the compensation of our Named Executive Officers (NEOs).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value & Non Qualified Deferred Compen- sation Earnings(3) ($)	All Other Compen-sation(4) ($)	Total ($)

Stephen D. Newlin Executive Chairman	2018	911,923	—	4,050,088	1,325,165	1,200,000	—	17,118	7,504,295
	2017	1,100,000	—	8,964,000	2,469,000	2,160,825	—	551,460	15,245,285
	2016	659,552	157,285	7,097,513	—	1,021,251	—	741,301	9,676,902

David C. Jukes President and Chief Executive Officer	2018	832,846	—	2,400,055	793,580	673,650	—	630,210	5,330,341
	2017	662,247	—	765,434	431,373	704,332	24,704	194,808	2,782,898
	2016	454,995	—	936,550	—	206,200	136,893	450,895	2,185,533

Carl J. Lukach Executive Vice President and Chief Financial Officer	2018	547,385	—	809,964	265,018	369,184	—	13,000	2,004,550
	2017	518,462	—	487,548	477,932	503,280	—	72,866	2,060,088
	2016	500,000	—	1,258,550	—	194,920	—	44,100	1,997,570

Mark M. Fisher President, USA	2018	488,462	100,000(6)	700,002	171,751	292,600	—	123,080	1,875,894

Jeffrey W. Carr Senior Vice President, General Counsel and Secretary	2018	456,231	—	438,775	143,577	269,335	—	4,650	1,312,568

Nick Powell President, EMEA and APAC (5)	2018	400,080	—	337,396	110,450	385,037	—	134,065	1,367,028
	2017	360,600	—	199,961	196,040	375,273	—	165,770	1,297,644

(1)
Assuming the highest level of performance is achieved for the PRSUs, the maximum value of the PRSUs granted in 2018 would be as follows based upon the Company's closing stock price on December 31, 2018: Mr. Newlin: $3,571,772; Mr. Jukes: $2,054,398; Mr. Lukach: $714,212; Mr. Carr: $387,087; Mr. Fisher: $463,014; Mr. Powell: $297,677.

(2)
The amount reported is valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, modified to exclude any forfeiture assumptions related to service-based vesting conditions. See note 9, "Stock-Based Compensation," to our audited consolidated financial statements included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations- Critical Accounting Estimates- Stock-based Compensation" for a discussion of the relevant assumptions used in calculating these amounts.

(3)	Effective February 15, 2018, Mr. Jukes transferred his funds out of the Univar pension account he previously held. He no longer participates in the plan.

(4)
The amounts set forth in this column represent contributions made by the Company under our retirement plans in the amounts of $151,831, $96,732, $50,770, $45,477, $35,601 and $58,512 for Messrs. Newlin, Jukes, Lukach, Fisher, Carr and Powell, respectively. In addition, for Mr. Jukes, the amounts set forth in this column reflect $496,181 in tax payments, preparation fees, and gross ups, as well as $9,351 in housing and utilities costs related to his pre-localization agreement. The amount for Mr. Fisher includes $109,430 in relocation costs. The amount for Mr. Powell includes $36,488 for housing, $12,082 for car allowance and $9,977 for education and communication allowances. The amounts for Messrs. Newlin, Lukach and Jukes also include financial planning and executive physical benefits.

(5)
The amounts reported for Mr. Powell have been converted from GBP using a conversion factor of 1.3336. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Quantitative and Qualitative Disclosures about Market Risk-Foreign Currency Risk."

(6)	Represents cash sign-on bonus Mr. Fisher received after his start date in January 2018.

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Grants of Plan-Based Awards for Fiscal Year 2018
The following table provides information concerning awards granted to the NEOs in the 2018 fiscal year.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock/ Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen D. Newlin
MIP		522,740	1,045,479	2,090,958
2017 Equity Incentive Plan	2/7/2018							50,340	171,210	26.82	2,675,284
2017 Equity Incentive Plan	2/7/2018				50,335	100,670	201,340				2,699,969

David C. Jukes
MIP		405,814	811,627	1,623,254
2017 Equity Incentive Plan	2/7/2018							13,050	44,390	26.82	693,580
2017 Equity Incentive Plan	5/9/2018							15,902	53,957	28.30	900,028
2017 Equity Incentive Plan	2/7/2018				13,050	26,100	52,200				700,002
2017 Equity Incentive Plan	5/9/2018				15,902	31,803	63,606				900,025

Carl J. Lukach
MIP		222,400	444,800	889,600
2017 Equity Incentive Plan	2/7/2018							10,070	34,240	26.82	535,095
2017 Equity Incentive Plan	2/7/2018				10,065	20,130	40,260				539,887

Mark M. Fisher
MIP		175,000	350,000	700,000
2017 Equity Incentive Plan	2/7/2018							19,570	22,190	26.82	696,618
2017 Equity Incentive Plan	2/7/2018				6,525	13,050	26,100				350,001

Jeffrey W. Carr
MIP		162,225	324,450	648,900
2017 Equity Incentive Plan	2/7/2018							5,450	18,550	26.82	289,746
2017 Equity Incentive Plan	2/7/2018				5,455	10,910	21,820				292,606

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Nick Powell
MIP		114,822	229,644	459,288
2017 Equity Incentive Plan	2/7/2018							4,190	14,270	26.82	222,826
2017 Equity Incentive Plan	2/7/2018				4,195	8,390	16,780				225,020

(1)
A discussion of the Management Incentive Plan for fiscal year 2018, including bonus amounts paid based on actual performance, can be found under "Compensation Discussion and Analysis - Determination of Executive Officer Compensation - Annual Cash Incentives." Estimated awards under the MIP for Mr. Powell have been converted from GBP using a rate of 1.3336.

(2)
The PRSUs granted in 2018 correspond to a three-year performance period, FY2018-FY2020, in which actual earned awards are based upon the attainment of annual and cumulative Adjusted EBITDA performance. The target award is specified in the table above and attainment can vary from 0% to 200%.

(3)
The amounts reported in this column are valued based on the aggregate grant date fair value. See Note 9, "Stock-Based Compensation," to the Company's audited consolidated financial statements for the year ended December 31, 2018 included in Univar's Form 10-K filed on February 21, 2019 for a discussion of the relevant assumptions used in calculating these amounts.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Agreements with our Named Executive Officers

The Company has entered into severance or employment agreements with each of its NEOs. The material terms of each agreement are described below.
Newlin Agreement
Pursuant to this agreement, Mr. Newlin was entitled to payment of a prorated annual base salary of $1,100,000 and was eligible for payment of an annual cash bonus, with a target amount equal to $1,500,000 with a maximum equal to 200% of the target bonus amount during his time as Chief Executive Officer. Effective May 9, 2018, Mr. Newlin's annual base salary decreased to $800,000, and he is eligible for a payment of an annual cash bonus, with a target amount equal to $800,000 with a maximum equal to 200% of the target bonus amount.
Mr. Newlin's agreement provided for 100 private aviation hours during his time as Chief Executive Officer. In his time as Executive Chairman, he is entitled to 50 private aviation hours.
Mr. Newlin’s termination provisions are detailed below.
NEO Severance and Change in Control Agreement

In November 2018, Messrs. Newlin, Jukes, Lukach, Fisher and Carr entered into an agreement with the Company, the form of which was filed with the Company's 10-Q on November 8, 2018. This agreement provides for employment at-will, and may be terminated at any time by either party, as well as a confidentiality provision. The NEOs are entitled to certain severance benefits as outlined in the following chart:

	By the Company without “Cause” or by the Executive with “Good Reason”	Death or Disability	By the Company without "Cause" or by the Executive with "Good Reason" in connection with a "Change in Control"
Mr. Jukes	Lump sum payment equal to 18 months annual base salary plus target bonus	Target bonus for the year of termination	Lump sum payment equal to 30 months annual base salary plus 2.5 times target bonus
Messrs. Newlin, Lukach, Fisher and Carr	Lump sum payment equal to 12 months annual base salary plus target bonus	Target bonus for the year of termination	Lump sum payment equal to 24 months annual base salary plus 2 times target bonus

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Any severance payments payable on a termination by the Company without “cause” or by the Executive for “good reason” pursuant to the agreement are subject to the execution and non-revocation of a release and reaffirmation of confidentiality, non-competition and non-solicitation covenants. “Cause” and “good reason” are defined in the agreement and summarized below.
From January 1, 2018 through October 31, 2018, Messrs. Newlin, Jukes, Lukach, Fisher and Carr were party to individual agreements described in the Company's Proxy Statement for its Annual Meeting in 2018 under the caption "Executive Compensation Tables - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table."
Powell Employment Agreement
Mr. Powell is party to an agreement with Univar Europe Limited. Pursuant to this agreement, Mr. Powell is entitled to a payment of base salary and is eligible for payment of an annual cash bonus, with a target amount equal to 60% of base salary payable in accordance with the terms of the Management Incentive Plan, based on the Company’s and his performance. Mr. Powell’s maximum bonus opportunity under the Management Incentive Plan is 120% of his base salary. In addition, during his employment, the Company agreed to provide Mr. Powell the use of a company car or, in lieu thereof, an allowance for a car.
Mr. Powell is subject to a confidentiality provision and, during his employment and for the 12‑month period following a termination of his employment (adjusted for any period of garden leave). Mr. Powell is subject to non-competition and non-solicitation restrictive covenants.
Mr. Powell’s agreement also provides for one year of base salary and target bonus to be paid as severance upon a termination of employment by the Company, other than due to gross misconduct or a fundamental breach of his contract (a “summary dismissal”). His severance is subject to execution of a separation agreement. In addition, the Company has the option to require him to take "garden leave" during all or any portion of this period, in which case he would continue to receive his compensation and benefits for the garden leave period but not perform work for the Company without authorization.
Definitions of Cause and Good Reason
Each of the individual agreements entered into with Messrs. Jukes, Lukach, Fisher and Carr generally define “cause” and “good reason” in the same manner as follows:
•“Cause” is (i) willful failure to perform material duties with respect to the Company (except where due to a physical or mental incapacity) which continues beyond fifteen (15) days after a written demand for performance of those duties is delivered to the Executive by the Company, or (ii) conviction of, plea of nolo contendere or any similar plea to commission of a felony or any criminal offence that carries a maximum sentence of six (6) months months or more; any misdemeanor that is a crime of moral turpitude, or (iii) gross negligence or willful or gross misconduct in connection with the Executive's employment, or (iv) engaging in outrageous activity or in any activity or behavior that is in violation of the Company's code of conduct, as that may be in effect from time to time, where such activity or behavior is reasonably likely to cause material harm to the Company, or (v) breach of the non-competition, non-solicitation, or confidentiality covenants to which the Executive is subject, or (vi) breach of any fiduciary duty.
•“Good Reason” is (i) a material reduction in base salary or annual incentive compensation opportunity (excluding a reduction applicable to all employees in the same salary grade), or (ii) a material diminution in the Executive's title, duties or responsibilities, or (iii) a transfer of the Executive's primary workplace by more than 100 miles from Executive's current workplace.

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Outstanding Equity Awards at Fiscal Year End 2018

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units that Have Not Vested ($)(2)	Equity Incentive Plan: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: (Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Stephen D. Newlin	287,500	12,500	28.73	2/27/2027	62,840	1,114,782
		171,210	26.82	2/27/2028	75,504	1,339,441	75,504	1,339,441

David C. Jukes	128,103		19.85	3/28/2021	75,833	1,345,277
	17,016	34,034	28.73	2/2/2027	21,342	378,606	43,429	770,430
		44,390	26.82	2/7/2028	5,345	94,816	5,520	93,135
		53,957	28.30	5/8/2028

Carl J. Lukach	125,977		23.60	12/8/2024	66,384	1,177,652
	18,853	37,707	28.73	2/2/2027	15,098	267,839	15,098	267,839
		34240	26.82	2/7/2028

Jeffrey W. Carr	10,896	21,794	30.98	6/7/2027	2,667	47,313
		18550	26.82	2/7/2028	4,019	71,306	8,184	145,184

Mark M. Fisher		22,190	26.82	2/7/2028	19,570	347,172
					9,788	173,639	9,788	173,639

Nick Powell	5,625	1,875	23.43	8/7/2025	8,830	156,644
	7,733	15,467	28.73	2/2/2027	6,294	111,656	6,294	111,656
		14,270	26.82	2/7/2028

(1)	Unless noted otherwise, these awards vest in three equal installments on each of the first through third anniversaries of the respective grant dates.

(2)	Closing price of $17.74 per share of Univar common stock on the NYSE on December 31, 2018.

(3)
The PRSUs granted in 2017 and 2018 correspond to three-year performance periods, in which actual earned awards are based upon the attainment of annual and cumulative Adjusted EBITDA performance. The target awards are specified above, and attainment can vary from 0% to 200%.

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Stock Vested Table
The following table contains information concerning the vesting of restricted stock and restricted stock unit awards held by our NEOs during 2018.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Stephen D. Newlin	150,000	3,928,875

David C. Jukes	23,072	685,563

Carl J. Lukach	25,656	774,042

Jeffrey W. Carr	4,483	124,986

Mark M. Fisher	—	—

Nick Powell	2,320	69,994

(1)
Reflects the vesting and settlement of a portion of the restricted shares and restricted stock units previously granted.  The value was computed by multiplying the number of shares of restricted stock units that have vested by the market value of the underlying shares on the applicable settlement date.  The value reported as realized does not indicate that the NEO has actually sold the securities for cash.

Pension Benefits
The following table sets forth certain information for the NEOs who participated in the defined benefit pension plans.

Name	Plan Name	Number of Years Credited Service	Present Value Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
David C. Jukes	Univar Company Pension Scheme (1978)	0	0(1)	676,263
(1) Mr. Jukes transferred all funds out of his Univar Pension account on February 15, 2018 into a private account. He holds no further benefits in the Univar Company Pension Scheme (1978).

Nonqualified Deferred Compensation for Fiscal Year 2018
The following table sets forth certain information for the NEOs who participated in the Univar USA Inc. Supplemental Valued Investment Plan.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
Stephen D. Newlin	87,162	151,831	(37,036)	-	390,715
David C. Jukes	-	96,732	-	-	-
Carl J. Lukach	-	50,770	(7,805)	-	170,430
Jeffrey W. Carr	99,092	35,601	(2,388)	-	67,879
Mark M. Fisher	17,692	45,477	(1,617)	-	15,306
Nick Powell

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(1)
Amounts in this column include contributions associated with base salary and bonus amounts earned in 2017 and paid in 2018. These amounts are also included in “Salary”, "Bonus" and/or “Non-Equity Incentive Plan Compensation” for fiscal year 2018 in the Summary Compensation Table.

(2)
Amounts in this column are included in “All Other Compensation” for fiscal year 2018 in the Summary Compensation Table. Company contributions associated with the 2017 bonus, paid in 2018, are not included in this column because that bonus was accrued in respect of 2017 service. Contributions associated with the 2018 bonus, paid in 2019, are included because that bonus was accrued in respect of 2018 service.

(3)
The aggregate earnings represent the market value change during fiscal year 2018 of the Deferred Compensation Plan. Because the earnings are not preferential or above-market, they are not included in the Summary Compensation Table.

(4)	Amounts in this column represent December 31, 2018 account balances without consideration for 2018 accrued contributions.
Univar’s unfunded, non-qualified deferred compensation plan, the Univar USA Inc. Supplemental Valued Investment Plan (“SVIP”) allows the NEOs, other than Mr. Powell (who is employed outside the U.S.), and other eligible employees to defer up to 75% of eligible earnings that cannot be deferred under the 401(k) plan due to IRS covered compensation limits. Eligible earnings include salary and wages, including bonuses and participant deferrals under the SVIP, but do not include equity awards under the Equity Incentive Plan, relocation expenses, any other deferred compensation, welfare benefits (including severance payments) or other special payments. The SVIP provides an employer match of 100% of participant contributions, up to an aggregate of four percent of eligible compensation contributed by the participant to the Company’s 401(k) plan and SVIP combined. The employer matching contribution is immediately 100% vested. Participants are also eligible to receive additional retirement contributions from Univar equal to an aggregate of four percent of eligible compensation. If the participant exceeds the applicable compensation limit, employer retirement contributions on compensation above the limit are made to the SVIP. This additional contribution “cliff vests” upon the participant’s completion of three years of employment with Univar. The additional retirement contributions to both the 401(k) plan and the SVIP are made on behalf of eligible employees regardless of the employee’s contributions.
The amount of earnings that an SVIP participant receives depends on his or her investment elections for deferrals. Plan accounts are distributed on the first to occur of the participant’s death, permanent disability, or separation from service with the Company in a single lump sum either (i) in the month of January immediately following the calendar year in which the distribution event occurs, or (ii) if the participant has so elected prior to the calendar year in which the distribution event occurs, at a future date specified by the participant not less than five years from the January 31st immediately following the calendar year in which the distribution event occurs.

Potential Payments Upon Termination or Change in Control
The information below describes and quantifies certain compensation that would have become payable to the NEOs under plans and the NEOs’ respective agreements in existence at the end of fiscal year 2018 as if the NEOs’ employment had been terminated on December 31, 2018, given the respective NEO’s compensation and service levels as of such date and, where applicable, based on the fair market value of the Company’s common stock on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under the 401(k) savings plans, disability benefits and accrued vacation benefits.
Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the stock price on the date of the event and the executive’s age.
For our NEOs, pursuant to respective agreements in effect on December 31, 2018, in the event the NEO's employment had been terminated by the Company without “cause” or by the NEO for “good reason”, and in the event of death or disability with respect to the NEOs, in each case occurring on December 31, 2018, our NEOs would have been entitled to the severance payments set forth below except that Mr. Newlin will not be paid severance if we terminate his employment as a result of a succession process (as defined in his employment agreement). Since the termination date is assumed to be December 31, 2018, the prorated target bonus is equal to the target bonus for the full year. For a description of the potential payments upon a termination pursuant to the agreements with these NEOs, see “Agreements with our Named Executive Officers.” For a description of the consequences of a termination of employment or a change in control for the stock options, PRSUs, RSUs and/or restricted stock granted to NEOs under our equity plans, see the disclosure that follows the table below.

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Name	Termination due to Death or Disability ($)		Termination Without Cause by the Company or by the NEO for Good Reason ($)		Change in Control ($)
Stephen D. Newlin
Cash Severance	1,045,479	(1)	1,845,479	(3)	3,690,958	(6)
Value related to Accelerated Vesting of Equity	2,454,196	(2)	925,008	(4)	2,454,196	(8)
David C. Jukes
Cash Severance	811,627	(1)	1,711,627	(3)	3,597,301	(6)
Value related to Accelerated Vesting of Equity	2,255,379	(2)	1,230,315	(4)	2,255,379	(8)
Carl J. Lukach
Cash Severance	444,800	(1)	1,000,800	(5)	1,850,368	(7)
Value related to Accelerated Vesting of Equity	1,445,482	(2)	941,854	(4)	1,445,482	(8)
Jeffrey W. Carr
Cash Severance	324,500	(1)	788,000	(5)	1,465,670	(7)
Value related to Accelerated Vesting of Equity	400,915	(2)	134,718	(4)	400,915	(8)
Mark M. Fisher
Cash Severance	350,000	(1)	850,000	(5)	1,585,200	(7)
Value related to Accelerated Vesting of Equity	520,802	(2)	223,577	(4)	520,802	(8)
Nick Powell
Cash Severance(8)	229,644	(1)	612,384	(5)	612,384	(7)
Value related to Accelerated Vesting of Equity	268,273	(2)	110,993	(4)	268,273	(8)

(1)	Represents a lump sum cash payment equal to the target bonus given that the assumed termination occurred on 12/31/2018.

(2)
All unvested equity awards fully vest in the event of termination of employment or service by reason of death or disability; earned performance-based RSU awards vest fully and unearned awards vest at target award levels.

(3)	Represents the sum of (i) 100% of target annual bonus and (ii) 18 months of base salary.

(4)
All unvested equity awards will receive pro-rata vesting in the event of a termination without cause by the company or by the Executive for Good Reason. The totals reflect the value of the pro-rata shares given that the assumed termination occurred on 12/31/2018 and based on Univar's closing stock price on December 31, 2018 of $17.74.

(5)	Represents the sum of (i) 100% of target annual bonus and (ii) 12 months of base salary.

(6)	Represents the sum of (i) two and a half times target annual bonus and (ii) 30 months of base salary.

(7)	Represents the sum of (i) two times target annual bonus and (ii) 24 months base salary.

(8)
All unvested equity awards fully vest in the event of a change in control. We have assumed for purposes of this calculation that the Board determined to accelerate the vesting of awards upon the hypothetical change in control, although the awards are subject to double-trigger vesting in the event of a change in control.

(9)	Amounts converted from GBP dollars to U.S. dollars at a rate of 1.3336.

Treatment of Equity Awards for Termination of Employment
2017 Equity Plan and 2015 Equity Plan
Awards granted under our 2017 Omnibus Equity Incentive Plan and 2015 Omnibus Equity Incentive Plan are subject to double-trigger vesting in the event of a change in control. Upon a future “change in control” (as defined below), unvested awards would be assumed and/or replaced in a change in control having the same or better terms and conditions, and would continue their normal vesting schedules unless the NEO’s employment were to be terminated without “cause” or for “good reason” within eighteen (18) months after the change in control or three months preceding the change in control, in which case each unvested award would immediately vest. If our Board of Directors determines that such awards will not be assumed and/or replaced with substitute awards, unvested awards will vest and be canceled for the same per share payment made to the stockholders in the change in control.

UNIVAR - 2019 Proxy Statement - 64

Additional information on the treatment of our outstanding equity awards in connection with a termination of employment is contained below for Mr. Newlin and all other NEOs:
Mr. Newlin
Upon termination by reason of death, disability, by the Company without cause or by the employee for Good Reason, any outstanding and unvested awards are fully vested.
Upon termination by reason of retirement (as defined in the 2018 award agreements), outstanding awards granted in 2018 will continue to vest.
Upon any other termination (other than associated with a change in control described above), the outstanding and unvested awards will be forfeited.
Any vested options held by Mr. Newlin on his termination of employment will remain exercisable until their expiration date, provided that Mr. Newlin either remains employed or he continues to serve as a Board member for three years following the date of grant.
All Other NEOs
Upon termination by reason of death or disability, any outstanding and unvested awards are fully vested. For PRSUs, any earned awards will fully vest and any unearned awards will vest at target.
Upon termination by reason of retirement (as defined in the 2018 award agreements), outstanding awards granted in 2018 will continue to vest.
Upon any other termination (other than associated with a change in control), the outstanding and unvested awards will be forfeited.
If employment is terminated without “cause” or for “good reason” within eighteen (18) months after the change in control or three (3) months preceding the change in control, unvested awards would immediately vest, as set forth above.
Any vested options held upon a termination of employment expire on the earliest of the normal expiration date or 180 days from the effective date of the termination.
Under our equity plans, “change in control” is generally defined as:

•
any transaction that would result in the beneficial ownership or voting power (or both) of more than 50% of the Company’s then outstanding voting securities by one or more persons, entities or groups that are not, immediately prior to such transaction, affiliates of the Company;

•	within any 12-month period, the persons who were members of the Board of Directors at the beginning of such period cease to constitute at least a majority of the Board of Directors; or

•
the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company.

Treatment of 2011 Equity Plan Awards upon Change in Control.
Under the 2011 Equity Plan, unless provided otherwise in the individual award agreements (as is the case for the stock option grant to Mr. Lukach in 2014), if the Company undergoes a “change in control”, as defined below, (i) stock options will generally accelerate and be canceled in exchange for a cash payment equal to the change in control price per share minus the exercise price of the applicable option, unless the Committee elects to provide for alternative awards in lieu of cancellation and payment, and (ii) shares of restricted stock will vest and become non-forfeitable. Under the 2011 Equity Plan, a “change in control” is generally defined as the first to occur of the following events:

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•
the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act, as amended) of 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than any such acquisition by the Company, any of its subsidiaries, any associate benefit plan of the Company or any of its subsidiaries, or by CD&R Univar Holdings, L.P. or any of its affiliates, excluding an acquisition immediately following which CD&R Univar Holdings, L.P. owns at least 10% of the outstanding shares of Company stock;

•	within any 12-month period, the persons who were members of the Board of Directors at the beginning of such period cease to constitute at least a majority of the Board of Directors; or

•
the sale, transfer or other disposition of all or substantially all of the Company’s assets to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company.

Treatment of Non-Qualified Deferred Compensation on Termination
In the event that an NEO’s employment with the Company is terminated for any reason, the NEO will receive the balance of his deferred compensation account in accordance with the terms of the SVIP. The balance of each NEO’s deferred compensation account as of the end of fiscal year 2018 is set forth in the table above titled “Nonqualified Deferred Compensation for Fiscal Year 2018.”

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CEO Pay Ratio
The SEC’s pay ratio disclosure rules permit the use of estimates, assumptions, and adjustments, and the SEC has acknowledged that pay ratio disclosures may involve a degree of imprecision. We believe that the foregoing pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s pay ratio disclosure rules.
The median employee we selected in 2017 remained in the same position in 2018, and did not experience a significant change in compensation. Therefore, per the guidelines, we used this employee again in the 2018 calculation. We determined that person's Summary Compensation Table (SCT) total compensation was $64,878 in 2018.
As Univar had two incumbents occupy the CEO role in 2018, the guidelines permit annualizing the current CEO's total compensation, consistent with the Summary Compensation Table methodology, received during their time as CEO. Mr. Jukes' annualized total compensation as CEO was $4,844,134.
As a result, the reasonable estimated ration of CEO pay to median employee pay, calculated in a manner consistent with Item 402(u) of Regulation S-K, is 75:1.

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ADDITIONAL INFORMATION
What is “Householding” of proxy materials?
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be sending householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Univar Inc., Investor Relations, 3075 Highland Parkway, Suite 200, Downers Grove, Illinois, 60515.
May I propose actions for consideration at next year’s Annual Meeting of stockholders?
Shareholder Proposals for the Proxy. Under the rules of the SEC, stockholders who intend to present proposals for consideration at the 2020 Annual Meeting of Stockholders, and who wish to have their proposals included in Univar’s proxy statement and proxy card for that meeting, must be certain that their proposals are received at the Company’s principal executive offices in Downers Grove, Illinois on or before November 20, 2019. Proposals should be sent to: Secretary, Univar Inc., 3075 Highland Parkway, Suite 200, Downers Grove, Illinois 60515.
Bylaw Provisions. Any shareholder who desires to submit a proposal of business to be considered by stockholders at the 2020 Annual Meeting must submit the recommendation in writing to the Secretary, c/o Univar Inc., 3075 Highland Parkway, Suite 200, Downers Grove, Illinois 60515 with proper notice, as provided in the Bylaws, as amended, not less than 90 and no more than 120 days prior to the first anniversary of the previous year’s Annual Meeting. For the 2020 Annual Meeting, the Secretary must receive this notice on or after January 4, 2020, and on or before February 3, 2020, unless the Annual Meeting in 2020 is more than 30 days before, or more than 70 days after, such anniversary date, then notice by the shareholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. You may contact Univar’s Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals.
All proposals must also comply with the applicable requirements of the federal securities laws and the Company’s Bylaws in order to be included in the proxy statement and proxy card for the 2020 Annual Meeting.

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